CUMBERLAND RESOURCES LTD.

MEADOWBANK GOLD PROJECT, NUNAVUT
Technical Report

Prepared by: Mark Pearson, PEng

Effective Date: 31 March 2005

Project Number: 131395

amec

IMPORTANT  NOTICE

This report was prepared as a National Instrument 43-101 Technical Report, in accordance with Form 43-101F1, for Cumberland Resources Limited (Cumberland) by AMEC Americas Limited (AMEC).  The quality of information, conclusions, and estimates contained herein is consistent with the level of effort involved in AMEC’s services, based on: i) information available at the time of preparation, ii) data supplied by outside sources, and iii) the assumptions, conditions, and qualifications set forth in this report.  This report is intended to be used by Cumberland, subject to the terms and conditions of its contract with AMEC.  That contract permits Cumberland to file this report as a Technical Report with Canadian Securities Regulatory Authorities pursuant to provincial securities legislation.  Except for the purposes legislated under provincial securities laws, any other use of this report by any third party is at that party’s sole risk.

CERTIFICATE OF AUTHOR

Mark J. Pearson, P.Eng.
111 Dunsmuir Street, Suite 400
Vancouver, BC
Tel: (604) 664-4349
Fax: (604) 664-3057
mark.pearson@amec.com

I, Mark Pearson, P.Eng., am a Professional Engineer, employed as Senior Mine Engineer of AMEC Americas (formerly E&C Services) Limited and residing at 4620 44B Avenue in the City of Delta in the Province of British Columbia.

I am a member of the Association of Professional Engineers and Geoscientists of British Columbia. I graduated from the Montana College of Mineral Science and Technology of Montana a Bachelor of Science (Honours) degree in mine engineering in 1988.

I have practiced my profession continuously since 1988 and have been involved in: mine operations and mine development studies for coal, iron ore, copper, zinc, gold diamonds and industrial mineral properties in United States, Brazil, Peru, Chile, Iran Australia, Argentina, and Canada.

As a result of my experience and qualifications, I am a Qualified Person as defined in National Instrument 43-101.

I am currently a Consulting Mine Engineer and have been so since November 1997.

From 25 August 2002 until 29 August 2002, I visited the Meadowbank project in Nunavut. I was responsible for the preparation of Section 19 of the Technical Report, entitled "Meadowbank Gold Project Technical Report dated March 2005.

I am not aware of any material fact or material change with respect to the subject matter of this technical report that is not reflected in this report and that the omission to disclose would make this report misleading.

I am independent of Cumberland Resources in accordance with the application of Section 1.5 of National Instrument 43-101.

I have read National Instrument 43-101 and Form 43-101FI and this report has been prepared in compliance with same.

Dated at Vancouver, British Columbia, this 31st day of March 2005.

"Signed"

____
Mark Pearson, P.Eng.

AMEC Americas Limited
111 Dunsmuir Street, Suite 400
Vancouver, B.C. V6B 5W3
Tel +1 604 664 3471
Fax +1 604 664 3057
www.amec.com

Mark Pearson, P. Eng.
AMEC Americas Limited
111 Dunsmuir Street, Suite 400
Vancouver, BC
Telephone: (604) 664-3352
Fax: (604) 664-3057
Email: mark.pearson@amec.com

CONSENT of AUTHOR

TO: British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Securities Commission
Manitoba Securities Commission
Ontario Securities Commission
Commission des valeurs mobilieres du Quebec
Nunavut Legal Registry
Officer of the Administrator, New Brunswick
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Securities Commission of Newfoundland
Registrar of Securities, Government of the Yukon Territories
Securities Registry, Government of the Northwest Territories

AND TO: Cumberland Resources Ltd.

I, Mark Pearson, P.Eng., do hereby consent to the filing of the technical report prepared for Cumberland Resources Ltd titled *Meadowbank Gold Project, Nunavut, Technical Report,* and dated 31 March 2005 (the "Technical Report") with the securities regulatory authorities referred to above.

I further consent (a) to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication of the Technical Report by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, and (b) to the publication of the Technical Report by Cumberland Resources Ltd on its company website or otherwise, and (c) to all other uses by Cumberland Resources Ltd of the Technical Report or excerpts thereof in connection with its business.

Dated this 31st day of March 2005.

"Signed"

Mark Pearson, P.Eng.

AMEC Americas Limited
111 Dunsmuir Street, Suite 400
Vancouver, B.C. V6B 5W3
Tel (604) 664-5311
Fax (604) 664-3057

CERTIFICATE OF QUALIFICATION

Steven J. Blower
400-111 Dunsmuir Street
Vancouver B.C. Canada
V6B 5W3
Ph: (604) 664-4116
Fx: (604) 664-3057
E-mail: steve.blower@amec.com

I, Steven John Blower, M.Sc., P.Geo. do hereby certify that:

1. At the time of preparation of the technical report (hereinafter defined), I was employed as a Principal Geologist by:

   AMEC
   400-111 Dunsmuir Street,
   Vancouver, B.C. V6B 5W3

2. I graduated with a Bachelor's degree in Geological Sciences from the University of British Columbia in 1988. In addition, I have obtained a Master's degree in Geological Sciences from Queen's University in 1993.

3. I am a member of the Association of Professional Engineers and Geoscientists of British Columbia.

4. I have worked as a geologist for a total of sixteen years since my graduation from university.

5. I have read the definition of "qualified person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

6. I am responsible for Sections 4 through 15, and Section 17 of the technical report titled Meadowbank Gold Project, Nunavut and dated 31 March 2005 (the "Technical Report"). I have visited the property in 2003.

7. I have not had prior involvement with the property that is the subject of the Technical Report.

8. I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose of which makes the Technical Report misleading.

9. I am independent of the issuer applying all of the tests in section 1.5 of National Instrument 43-101.

10. I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

AMEC Americas Limited
111 Dunsmuir Street, Suite 400
Vancouver, B.C. V6B 5W3
Tel +1 604 664 3471
Fax +1 604 664 3057
www.amec.com

Steven J. Blower, P. Geo.
AMEC Americas Limited
111 Dunsmuir Street, Suite 400
Vancouver, BC
Telephone: (604) 664-4116
Fax: (604) 664-3057
E-mail: steve.blower@amec.com

CONSENT of AUTHOR

TO: British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Securities Commission
Manitoba Securities Commission
Ontario Securities Commission
Commission des valeurs mobilieres du Quebec
Nunavut Legal Registry
Officer of the Administrator, New Brunswick
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Securities Commission of Newfoundland
Registrar of Securities, Government of the Yukon Territories
Securities Registry, Government of the Northwest Territories

AND TO: Cumberland Resources Ltd

I, Steven J. Blower, P.Geo., do hereby consent to the filing of the technical report prepared for Cumberland Resources Ltd titled *Meadowbank Gold Project, Nunavut, Technical Report,* and dated 31 March 2005 (the "Technical Report") with the securities regulatory authorities referred to above.

I further consent (a) to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication of the Technical Report by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, and (b) to the publication of the Technical Report by Cumberland Resources Ltd on its company website or otherwise, and (c) to all other uses by Cumberland Resources Ltd of the Technical Report or excerpts thereof in connection with its business.

Dated this 31st day of March 2005.

"signed"

Steven J. Blower

AMEC Americas Limited
111 Dunsmuir Street, Suite 400
Vancouver, B.C. V6B 5W3
Tel (604) 664-5311
Fax (604) 664-3057

CERTIFICATE OF AUTHOR

William Colquhoun, Pr Eng.
111 Dunsmuir Street, Suite 400
Vancouver, BC
Tel: (604) 664-4349
Fax: (604) 664-3057
william.colquhoun@amec.com

I, William A. Colquhoun, Pr Eng., am a Professional Engineer, employed as Principal Metallurgist of AMEC Americas Limited and residing at 806-151 East Keith Ave. in the City of North Vancouver in the Province of British Columbia.

I am a member of the Engineering Council of South Africa. I graduated from the University of Strathclyde with a Bachelor of Science degree in Chemical and Process Engineering in 1982.

I have practiced my profession continuously since 1982 and have been involved in: mine process production, research and development, engineering and construction for gold and silver, platinum group metals, uranium, chrome, coal and industrial minerals in South Africa and in process engineering and consulting for copper, zinc, gold, silver, platinum group metals, tantalum, uranium, iron ore, coal and industrial mineral properties in Canada, United States, Australia, Peru, Argentina , Chile, Ecuador, Ethiopia, Ukraine, Mongolia, Russia and the Middle East.

As a result of my experience and qualifications, I am a Qualified Person as defined in N.P. 43-101.

I am currently a Consulting Metallurgist and have been so since September 1995.

The process design supporting this report was conducted under my direct supervision in accordance with the metallurgy provided by Mr Jeff Austin of International Metallurgical Inc. I have not visited the Meadowbank project site.

I am not aware of any material fact or material change with respect to the subject matter of this technical report that is not reflected in this report and that the omission to disclose would make this report misleading.

I am independent of Cumberland Resources Limited in accordance with the application of Section 1.5 of National Instrument 43-101.

AMEC Americas Limited
111 Dunsmuir Street, Suite 400
Vancouver, B.C. V6B 5W3
Tel +1 604 664 3471
Fax +1 604 664 3057
www.amec.com

INTERNATIONAL METALLURGICAL AND ENVIRONMENTAL INC.
13 - 2550 Acland Road, Kelowna, B.C., Canada, V1X 7L4.   Telephone: (250)491-1722

CERTIFICATE of AUTHOR

I, Jeffery B. Austin, P. Eng. do hereby certify that:

1. I am currently employed as a Metallurgical Engineer by:

   International Metallurgical and Environmental Inc.
   13 – 2550 Acland Road
   Kelowna, British Columbia, Canada
   V1X 7L4

2. I graduated with a degree in Mining and Mineral Process Engineering from the University of British Columbia in 1984.

3. I am a member of the Association of Professional Engineers and Geoscientists of British Columbia.

4. I have worked as an engineer for a total of 19 years since my graduation from university.

5. I have read the definition of "qualified person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

6. I am responsible for the preparation of the technical report titled "CUMBERLAND RESOURCES LTD. – Meadowbank Project – Metallurgical Design Test Work Results".

7. I have had prior involvement with the properties that are the subject of the Technical Report. The nature of my prior involvement is mineral process recovery test work and project consulting.

8. I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9. I am independent of the issuer applying all of the tests in section 1.5 of National Instrument 43-101.

10. I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

11. I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated this 31st day of March, 2005.

Signature

Jeffery B. Austin

Administering the Canadian Securities Regulatory System
/ Régissant le Système de réglementation canadien en valeurs mobilières

Contents

1.0	SUMMARY
2.0	INTRODUCTION AND TERMS OF REFERENCE
3.0	DISCLAIMER
4.0	PROPERTY DESCRIPTION AND LOCATION
5.0	ACCESSIBILITY, CLIMATE. LOCAL RESOURCES. INFRASTRUCTURE AND PHYSIOGRAPHY
6.0	HISTORY
7.0	GEOLOGICAL SETTING
	7.1	Regional Geology
	7.2	Goose Island and Portage Deposit Areas
	7.3	Vault Deposit Area
8.0	DEPOSIT TYPE
9.0	MINERALIZATION
10.0	EXPLORATION
11.0	DRILLING
12.0	SAMPLING METHOD AND APPROACH
13.0	SAMPLE PREPARATION, ANALYSIS , AND SECURITY
	13.1	Sample Preperation and Shipment
	13.2	Assay Method
	13.3	QA/QC Program
		13.3.1	SRM Performance
		13.3.2	Blank Performance
		13.3.3	Duplicate Performance
	13.4	Concluding Statement
14.0	DATA VERIFICATION
15.0	ADJACENT PROPERTIES
16.0	MINERAL PROCESSING AND METALLURGICAL TESTING
	16.1	Test Work
	16.2	Flowsheet
17.0	MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES
	17.1	Mineral Resource Summary
	17.2	Geological Model
	17.3	Data Analysis and Capping
	17.4	Block Model Definitions
	17.5	Estimation Plans
	17.6	Model Validation
	17.7	Mineral Resources Classification
	17.8	Mineral Reserve Estimates and Summary
18.0	OTHER DATA AND INFORMATION
19.0	REQUIRMENTS FOR TECHNICAL REPORTS ON PRODUCTION PROPERTIES
	19.1	Mine Plan
		19.1.1	Introduction
		19.1.2	Open Pit Optimization
		19.1.3	Pit Design
	19.2	Mineral Reserve Estimate
		19.2.1	Mining Equipment
	19.3	Infrastructure
		19.3.1	Meadowbank Site
		19.3.1	Baker Lake Facilities
	19.4	Tailings Management
	19.5	Site Access and Transportation
		19.5.1	Supply to Baker Lake
		19.5.2	Baker Lake to Site
	19.6	Environmental and Socio-economic Impacts
	19.7	Abandonment and Restoration
	19.8	Project Execution Plan
	19.9	Captial Costs
	19.10	Operating Costs
	19.11	Financial Analysis
20.0	CONCLUSIONS AND RECOMMENDATIONS
		20.1.1	Geology and Resources
		20.1.2	Mine Plan
		20.1.3	Metallurgy and Process Design
		20.1.4	Tailings Dike
21.0	REFERENCES

Tables

Table 1-1	Meadowbank Project Resources - Q1/2005
Table 1-2	In Pit Reserves by Pit and Phase Area
Table 6-1	History of Meadowbank
Table 16-1	Summary of Expected Gold Recoveries
Table 17-1	Meadowbank Resource Statement
Table 17-2	Summary of Assay and Composite Statistics
Table 17-3	Block Model Definitions
Table 17-4	Comparison of Global Composite, Block Model and Nearest Neighbour Block Grades
Table 17-5	Mineral Resourcs Classification Criteria
Table 19-1	Total Mine Productoin Forecast
Table 19-2	Pit Optimization Parameters
Table 19-3	In Pit Reserves by Pit and Phase Area
Table 19-4	Waste Quantities and Type (t x 000)
Table 19-5	Production Equipment Fleet Requirements
Table 19-6	Ancillary Equipment Fleet
Table 19-7	Estimated Annual Shipping Amounts
Table 19-8	Key Milestones for Meadowbank
Table 19-9	Summary of Capital Costs by Area, Cdn$
Table 19-10	Sustaining Costs, (Cdn$ x '000)
Table 19-11	Operating Cost Life-of-Mine, Cdn$
Table 19-12	Annual Operating Cost, Cdn$
Table 19-13	Variation in After-Tax NPV with Dscount Rate, (Cdn$ M)
Table 19-14	Base Case After - Tax Sensitivity Analysis

Figures

Figure 4-1	Meadowbank Deposit Location
Figure 4-2	Claim Map
Figure 7-1	Regional Geology (Alexander et al., 2003)
Figure 11-1	Vault DDH Lake 1G Shell Ore Outline
Figure 11-2	Goose DDH Plan
Figure 11-3	Portage DDH Plan with Pit and Lake Outlines
Figure 2-1	QA/QC Smaple Preparation Flow Sheet for the Meadowbank Property
Figure 16-1	Simplified Meadowbank Flow Sheet
Figure 19-1a,b,c	Whittle Nested Shell Output
Figure 19-2	Overall Site Layout
Figure 19-3	Project Organization Chart
Figure 19-4	After-Tax NPC @ 0% Sensitivity
Figure 19-5	After-Tax NPC @ 5% Sensitivity
Figure 19-6	After-Tax IRR Sensitivity

1.0

SUMMARY

Cumberland Resources Ltd. (Cumberland) commissioned AMEC Americas Limited (AMEC) to be the primary consultant for the preparation of a bankable feasibility study for their wholly owned Meadowbank Gold Project.  The Meadowbank property consists of 10 Crown mining leases and 3 Nunavut Tunngavik Inc. (NTI) exploration concessions located in the Kivalliq District of Nunavut in Northern Canada; National Topographic Series Mapsheets 56 E/4 and 66 H/1, UTM (Zone 14) coordinates 7214000 N and 638000 E, near latitude 65° 00’ N and longitude 96° 00’ W.  The property lies in the Third Portage Lake area, approximately 70 km north of the hamlet of Baker Lake.

The general site area consists of low, rolling hills with numerous lakes, some of which are quite large (e.g., Tehek Lake and Third Portage Lake).  The topography in the immediate vicinity of the project area is generally flat, with relief on the order of 10 m to 12 m near the main deposit areas, and as high as 60 m locally.  Elevations vary from approximately 133 masl along the lake shorelines to about 200 masl.

The Meadowbank Project is serviced via Baker Lake, which provides summer shipping access and year-round airport facilities.  Winter access to the project area is by helicopter, ski-equipped aircraft or snow vehicle over a winter ice road.  Helicopter or float-equipped Twin Otter aircraft provide transportation during the summer.

Arctic winter conditions prevail from October through May, with temperatures ranging from +5°C to -60°C.  This region is considered to have an arid arctic climate where snowfall rarely exceeds 1 m and annual rainfall is not significant.  Light to moderate snowfall is accompanied by variable winds of up to 90 km/h.  Summer temperatures usually range from -5°C to +25°C.  Exploration work is generally conducted from March through to September.

Exploration for gold in the Meadowbank area was motivated by the discovery of uranium in the Baker Lake basin in the 1970s.  In the following decade, regional grassroots exploration programs outlined new gold bearing Archean greenstone belts in the Baker Lake area.  In the Meadowbank area, this work culminated in the staking of ground by Wollex Exploration in 1983 due to the presence of anomalous gold and silver values in prospecting samples.  In 1994, Cumberland acquired a 60% interest in the property and in 1997, Cumberland became the sole owner/operator of the project.  Since 1994, Cumberland has completed a total of 111,364 m of diamond drilling (in 801 drill holes) to define the resources of the Portage, Goose, and Vault deposits.

The Meadowbank project mineral resource estimates are based on geologically constrained grade block models that were constructed by interpolating composited assay values with inverse distance techniques.  AMEC has checked the validity of the models with a number of methods and is satisfied that the resource models provide an acceptable estimate of tonnage and grade for the completion of the feasibility study.  Grade capping was employed in all resource models.  The updated resource estimates were prepared in conformance with the requirements set out in National Instrument 43-101 under the direction of Mr. Steven J. Blower, P.Geo., of AMEC, who is an independent qualified person as defined by NI 43-101.  Resource estimates for the feasibility study are shown in Table 1-1.

Table 1-1: Meadowbank Project Resources – Q1 / 2005

Deposit	Category	Tonnes	Grade (g/t)	Ounces
Portage Area (1.5 g/t cutoff)	Measured	1,178,000	5.80	220,000
	Indicated	11,120,000	4.60	1,645,000
	Sub-Total	12,298,000	4.70	1,865,000
	Inferred	528,000	4.30	73,000
Goose Island (1.5 g/t cutoff)	Measured	-	-	-
	Indicated	2,541,000	5.50	449,000
	Sub-Total	2,541,000	5.50	449,000
	Inferred	1,740,000	4.50	252,000
Vault (2.0 g/t cutoff)	Measured	39,000	3.70	5,000
	Indicated	8,468,000	3.70	1,007,000
	Sub-Total	8,507,000	3.70	1,012,000
	Inferred	1,223,000	3.80	149,000
All Deposits	Measured	1,217,000	5.70	225,000
	Indicated	22,129,000	4.40	3,101,000
	Sub-Total	23,346,000	4.40	3,326,000
	Inferred	3,491,000	4.20	474,000

Conventional open pit mining methods will be used to exploit the resources of the project.  Resources from the Third Portage, Bay Zone, and North Portage deposits have been incorporated into a single, four-phase pit design.  Resources from the Vault and Goose Island deposits have been incorporated into two separate single-phase open pit designs.

Open pit mine designs utilize extensive geotechnical engineering studies by Golder Associates Ltd. (Golder) to develop pit wall slope parameters.  Designs incorporate appropriate pit access ramps, wall slope angles, catchment berms and minimum mining widths for selected equipment using a long term US$400 gold price at a 0.75 exchange rate. Reserve determinations include allowance for dilution (15%) and mining losses (5%).  The average strip ratio for open pit mining is 8.36:1 over the life of the mine.

The proven and probable open pit reserve estimate for the three pits on the project is shown in Table 1-2.  Cutoff grades for the three pit areas have been based on the calculated breakeven grade of 1.5 g/t for the Portage and Goose pits, and 1.75 g/t for the Vault pit.  In addition, a minimum mineable grade thickness of 3 g/tm for Portage and Goose and 3.5 g/tm for Vault has been incorporated into the mine plan.

Table 1-2: In Pit Reserves by Pit and Phase Area

	Cutoff		Proven		Probable		Proven + Probable
Pit	(g/t)	(g/t)	(kt)	Grade (g/t)	(kt)	Grade (g/t)	(kt)	Grade (g/t)
Undiluted
Portage 1	1.5	3.0	1,161	5.85	4,891	4.63	6,052	4.866
Portage 2	1.5	3.0		0.00	1,655	5.25	1,655	5.253
Portage 3	1.5	3.0		0.00	1,299	5.19	1,299	5.193
Portage 4	1.5	3.0		0.00	1,148	4.24	1,148	4.242
Total Portage	1.5	3.0	1,161	5.85	8,993	4.78	10,154	4.900
Goose	1.5	3.0			2,018	5.91	2,018	5.914
Vault	1.75	3.5	51	3.60	7,892	3.52	7,943	3.524
Total Project			1,212	5.75	18,903	4.38	20,115	4.459
Diluted
Portage 1	1.5	3.0	1,253	5.19	5,258	4.13	6,511	4.33
Portage 2	1.5	3.0			1,832	4.55	1,832	4.55
Portage 3	1.5	3.0			1,568	4.15	1,568	4.15
Portage 4	1.5	3.0			1,269	3.69	1,269	3.69
Total Portage	1.5	3.0	1,253	5.19	9,927	4.15	11,180	4.27
Goose	1.5	3.0			2,247	5.09	2,247	5.09
Vault	1.75	3.0	53	3.31	8,416	3.18	8,469	3.18
Total Project			1,306	5.11	20,590	3.86	21,896	3.93

Note: 95% mining recovery applied to all areas.  0.5 m contact dilution applied to all hanging walls and footwalls dilution grades are 0.29 g/t for portage, 0.28 g/t for Goose and 0.38 g/t for the Vault pit

The open pit mining reserves consist of the inventory of diluted and recovered Measured and Indicated blocks within the final pit designs.  Inferred tonnage, within the final pit design, is not included within the reserve and has been added to waste.  The Reserves have been prepared in accordance with NI 43-101.  Mr. Mark Pearson, PEng., Principal Mining Engineer with AMEC Americas Limited is the independent Qualified Person responsible for preparation of stated reserves.

Mining of the Meadowbank Project will be done by trucks and excavators, and has been projected over an eight plus year mine life.  Ore will be extracted conventionally using drilling and blasting with truck haulage to a primary gyratory crusher located adjacent to the mill.  Waste rock will be hauled to one of two waste storage areas on the property, used for dike construction, or dumped into selective areas of the open pits that have previously been mined out.  Mining will initially be concentrated in the Portage pit area.  Waste material from the pre-stripping will be used as bulk construction materials for dykes, as well as for construction fill material around the site.

The recovery of gold from ore within the Portage, Goose, and Vault open pit designs is based on detailed metallurgical test work of the materials from the Meadowbank project over the course of 3 years. The sampling of the deposits was extensive and test work was completed using only drill core from ore zones that fall within the proposed mining plan.  The sample materials were selected by qualified persons, and are representative of the geological materials in the mine plan.  The metallurgical test program was overseen by International Metallurgical and Environmental Inc. and was completed in the years 2003, 2004 and 2005, with gold recovery studies by SGS Lakefield Research Ltd.

The process design is based on a conventional gold plant flowsheet consisting of primary gyratory crushing, grinding, gravity concentration, cyanide leaching, and gold recovery in a carbon-in-pulp (CIP) circuit.  The mill will be designed to operate 365 d/a with a design capacity of 2.7 Mt of ore per year (7,500 t/d).  The overall gold recovery will be about 93.5%, based on expectations from metallurgical testwork, with about 40% typically recovered in the gravity circuit.

The crushed ore is fed to a coarse ore stockpile and then reclaimed to a semi-autogenous (SAG) mill operating in closed circuit with a pebble crusher.  The SAG mill operates together with a ball mill to reduce the ore to about 80% passing 60 µm to 90 µm, depending on the ore type and its hardness.  The ball mill operates in closed circuit with cyclones.  The grinding circuit incorporates a gravity process to recover free gold and the free gold concentrate will be leached in an intensive cyanide leach-direct electrowinning recovery process.

The cyclone overflow is thickened prior to pre-aeration with air and leaching in agitated tanks.  The leached slurry is directed to a six-tank CIP system for gold recovery.  Gold in solution from the leaching circuit is recovered on carbon and subsequently stripped by high temperature Zadra elution and recovered from the strip solution by electrowinning, followed by smelting and the production of a doré bar.

The CIP tailings are thickened to recover residual cyanide and treated for the destruction of cyanide using the standard sulphur-dioxide air process.  The detoxified tailings are pumped to the permanent tailings facility.  The tailings storage is designed for zero discharge.  Reclaim water from the tailings impoundment is maximized for use as process water in the mill to minimize the fresh water requirements for the project.

Plant site facilities will include a mill building with an attached maintenance facility, separate office and dry facilities, assay lab and heavy vehicle maintenance shop.  A separate primary crusher structure is installed upstream of the main process complex.  Power will be supplied by an 18 MW diesel electric power generation plant with heat recovery and an on site fuel storage and distribution system.  A pre-fabricated modular type accommodation complex for 200 persons will be supported with a sewage treatment, solid waste disposal, and potable water treatment plant.  The mill-service-power complex will be connected to the accommodation complex with enclosed corridors.

Peripheral infrastructure includes tailings impoundment area, waste deposition areas, a seven-kilometre haul road to the Vault open pit, and a 1,100 m long gravel airstrip.

Baker Lake facilities will include a barge landing site located several kilometres east of the community.  A storage compound consisting of open storage area, a cold storage building and a fuel storage and distribution complex with 38M L capacity will be constructed next to the barge landing facility.  Baker Lake storage facilities will be linked to the mine site with a 102 km long conventional access road.

Cumberland has submitted a Draft Environmental Impact Study (“DEIS”) to the Nunavut Impact Review Board (“NIRB”).  The DEIS identifies the potential environmental and socio-economic impacts from the Meadowbank Project on the local and regional environment.  Management and mitigation measures required to minimize the impacts of the project while maximizing the benefits are also identified.

The NIRB is presently reviewing the DEIS and Cumberland anticipates it could move into the Final EIS stage in the fall of 2005.  Final approvals and licenses are anticipated in early 2006.

Merit Consultants International Inc. (Merit) estimated the capital cost to build the facilities as described in this report is Cdn$302 million.

The life of mine estimated operating costs estimated by AMEC are Cdn$3.87/t mined or Cdn$35.06/t milled.

Results of the financial analysis, at a gold price of US $ 400/oz and a Cdn dollar exchange rate versus the US dollar of 1.33, indicate that the project has a potential after-tax internal rate of return of 10.7% and an after-tax net present value of $153.9 million and $61.6 million at a discount rate of 0% and 5% respectively.  On a pre-tax basis, the project has a potential internal rate of return of 14.3% and a net present value of $232.5 million and $111.9 million at a discount rate of 0% and 5% respectively.  Effects of changes to gold price, exchange rates, capital cost, and operating cost were examined in a sensitivity analysis.  This analysis indicated that the project is more sensitive to changes in both the gold price and the Canadian dollar exchange rate versus the US dollar than either capital or operating costs and is more sensitive to operating costs than capital costs.  The project has a projected payback period of approximately four years.

AMEC believe that the results of the study are positive for the project.  AMEC recommend that work continue with the environmental permitting prior to making a production decision.

2.0

INTRODUCTION AND TERMS OF REFERENCE

Cumberland Resources Ltd (Cumberland) proposes to develop a gold mine and processing plant at their Meadowbank Gold Project, approximately 70 km north of the hamlet of Baker Lake, Nunavut, Canada.

Cumberland commissioned AMEC Americas Limited (AMEC) to compile a feasibility study report and associated Independent Qualified Person’s Report on the mineral resource and reserves of the Meadowbank Project, with input from Cumberland’s various consultants as listed below.

Information and data for this review and report were obtained from the Meadowbank Gold Project Draft Feasibility Study Report (March 2005).

Mark Pearson, P.Eng., an employee of AMEC, served as the Qualified Person responsible for preparing this technical report as defined in National Instrument 43-101 (NI 43-101). Standards of Disclosure for Mineral Projects and in compliance with 43-101F1 (the “Technical Report”).  Mr. Pearson also conducted and supervised the review of matters pertaining to the reserves.  This includes equipment requirements and operating cost developments.  Mr Pearson visited the project site on the 25th August 2002 until 29th August 2002.

Steve Blower, P. Geo., an AMEC employee, provided Qualified Person assistance and completed the Resource Estimations for the Meadowbank Gold Project in 2004.   Mr. Blower was responsible for the preparation of an earlier Technical Report on the Meadowbank project Mineral Resources dated January 2004.  Mr. Blower visited the project site on 9 to 11 September 2003.  Susan Lomas, P.Geo., an AMEC employee, provided Qualified Person assistance as a reviewer of the QA/QC for the Resource Estimations and Stephen Juras, P.Geo., an AMEC employee, provided Qualified Person assistance as a reviewer of all of the geological information.

Additional Qualified Person assistance was provided as follows:

Jeffrey Austin, P.Eng., an employee of International Metallurgical and Environmental Inc., was responsible for preparation of the section regarding Metallurgical Testing.

William Colquhoun, Pr. Eng., an employee of AMEC, was responsible for preparation of the section regarding Mineral Processing.

Cam Clayton P.Geo, an employee of Golder Associates Ltd., was responsible for the pit geotechnical.

Terry Eldridge, P. Eng, an employee of Golder Associates Ltd., was responsible for the dike design.

All references to dollars ($) are considered to be Canadian dollars.  Other abbreviations are as follows:

feet	ft	pounds	lb
grams	g	percentage	%
grams per tonne	g/t	tonnes (1,000 kg)	t
kilometres	km	tonnes per day	t/d
metres	m	ton (2,000 lb)	ton
metres above sea level	masl

3.0

DISCLAIMER

Information has been supplied to AMEC by additional consultants as listed below and AMEC have used these results under the assumption that the concepts, design, estimates and conclusions have been prepared by qualified persons.

Golder Associates Ltd. (Golder)

    geotechnical engineering to support pits, dikes, plant site and tailings impoundment design site water management
    mine waste management
    design of the tailings containment area
    design of pit dewatering dikes
    Acid Rock Drainage (ARD) and metal leaching (ML) assessment.

Merit Consultants International Inc. (Merit)

    development of project implementation plan and schedule
    capital cost estimating.

International Metallurgical and Environmental Inc.

    specification and management of metallurgical testwork program.

Cumberland

    specification and management of environmental and socio-economic baseline studies, including impact analysis environmental impact assessment report.

4.0

PROPERTY DESCRIPTION AND LOCATION

The Meadowbank property consists of 10 Crown mining leases and 3 Nunavut Tunngavik Inc. (NTI) exploration concessions located in the Kivalliq District of Nunavut in Northern Canada; National Topographic Series Mapsheets 56 E/4 and 66 H/1, UTM (Zone 14) coordinates 7214000 N and 638000 E, near latitude 65° 00’ N and longitude 96° 00’ W.  The property lies in the Third Portage Lake area, approximately 90 km north of the village of Baker Lake (Figure 4-1).

Title to the 10 leases and 3 concessions is held 100% by Cumberland (Figure 4-2).  All of the mining leases and Exploration Concessions are currently in good standing, including the NTI Exploration Concession that contains the Vault deposit.  All the surrounding claims are contiguous, with the exception of one sub-area of concession BL 14-99-02.  The Crown mining leases have been legally surveyed, but the NTI Exploration Concessions have not.  (Note: NTI concessions acquired by map staking – nothing on ground to survey).

The NTI Exploration Concessions are being explored under an agreement with Nunavut Tunngavik Inc., the non-profit organization responsible for administering mineral rights on Inuit-owned Lands.  The agreement has undergone several years of review and has only recently been standardized by the NTI.  Provisions include yearly exploration expenditures and fees and standard reporting requirements similar to those existing under federal jurisdictions for assessment. The yearly land fees and required exploration expenses for the NTI concessions increase as the exploration agreements mature.  For 2005, the Exploration Concessions require payment of $57,815.00 for land fees and combined expenditures of $416,268.00 on exploration directed at the exploration areas.

During the exploration phase, lands within Exploration Concessions can be held for up to 20 years.  The agreement incorporates a production lease, which can be activated upon delivery of a pre-feasibility study.  Production from the new lands will be subject to a 12% net profits interest royalty in which annual deductions are limited to 85% of gross revenue.  All deductions are placed into one deduction pool and can be carried forward until fully deducted.  The agreement also allows for potential participation by the NTI in financing all or part of planned mine development.

Two permits are required to conduct exploration work on Inuit Owned Lands in the Territory of Nunavut.  One is the Land Use Permit administered by the Kivalliq Inuit Association (KIA).  The company applies for this permit annually by submitting a proposal of work that must be approved by the KIA and various boards that administer the Land Use Permits.  The other required permit is the Water Use Permit, administered by the Nunavut Water Board, which covers the amount of water the project will use in camp and for exploration purposes in one calendar year.

Figure 4-1: Meadowbank Deposit Location

Figure 4-2: Claim Map

PDF
Vault
Camp
North Portage
Goose Island
Third Portage/ Bay Zone
56D/13
LEGEND
0 1 2 4

5.0

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

The Meadowbank Project is serviced via Baker Lake, which provides summer shipping access and year-round airport facilities.  Winter access to the project area is by helicopter, ski-equipped aircraft or snow vehicle over a winter ice road.  Helicopter or float-equipped Twin Otter aircraft provide transportation during the summer.  The camp is within 2 km of the Goose Island and Portage deposits, but is approximately 7 km from the Vault deposit.

Meadowbank is located in the tundra region of the central sub-Arctic (the Barrenlands) at the lower end of the Northern Arctic Ecozone, and within the Wager Bay Plateau Ecoregion.  The project is on the watershed divide between streams flowing into the Arctic Ocean (Chantry Inlet) and those flowing to Hudson Bay via Chesterfield Inlet.

The general site area consists of low, rolling hills with numerous lakes, some of which are quite large (e.g., Tehek Lake and Third Portage Lake).  The topography in the immediate vicinity of the project area is generally flat, with relief on the order of 10 to 12 m near the main deposit areas, and as high as 60 m locally.  Elevations vary from approximately 133 masl along the lake shorelines to about 200 masl.  Much of the limited topographic relief in the area can be attributed to typical land features of glaciated and permafrost terrain.  Eskers are also present on the landscape, although none of significance occurs within approximately 15 km of the project area.

Arctic winter conditions prevail from October through May, with temperatures ranging from +5°C to -60°C.  This region is considered to have an arid arctic climate where snowfall rarely exceeds 1 m and annual rainfall is not significant.  Light to moderate snowfall is accompanied by variable winds of up to 90 km/h.  Summer temperatures usually range from -5°C to +25°C.  Exploration work is generally conducted from March through to September.

Eagle Mapping Services surveyed the topography at Goose Island and Portage with aerial photogrammetry in 1998.  Air photo coverage was extended north to include the Vault area in the summer of 2002.  Deliverables from the surveys included 1:10,000 and 1:20,000 scale colour air photos, and digital topographic contour lines at 2 m intervals.

Golder Associates completed a bathymetric survey on the lake ice in the spring off 2002 and 2003.  The survey utilized ground-penetrating radar with the location controlled by real-time GPS (Golder, 2003).

6.0

HISTORY

The history of the Meadowbank is summarized in Table 6-1.

Table 6-1: History of Meadowbank

1987	Prospectors first discover gold occurrences at Meadowbank.
1995

Cumberland purchases a 60% interest in the project from Asamera Minerals and becomes the operator of a 60/40 joint venture with Comaplex Minerals Corp. Exploration drilling, baseline environmental studies and geotechnical, metallurgical and mine engineering studies begin.

1997

Extensive drilling in 1997 and 1998 increased the resources on the property from 200,000 oz/Au to 1.5 M oz. Cumberland acquires Comaplex Minerals’ 40% interest in the project and becomes the sole owner/operator of the project. Geotechnical, metallurgical and environmental studies continue.

1998	Pre-feasibility engineering and environmental studies continue through 1998 and 1999. Diamond drilling and surface “trench” style excavations of the Third Portage deposit is completed.
1999

Additional diamond drilling continues to expand resources. A regional prospecting program is conducted to reassess the area to the north of the known deposits. This confirms the existence of two mineralized trends.

2000

Cumberland acquires three mineral exploration concessions within IOL parcel BL-14. These concessions are contiguous with the original crown leases that host the original three gold deposits.

A pre-feasibility study and independent resource evaluation identifies a resource of 11.24 Mt grading 5.73 g/t, including proven/probable open pit reserves of 5.5 Mt grading 5.44 g/t (933,000 oz).  Projected total cash costs average US$196/oz Au, with resources sufficient for approximately eight years of production at 160,000 oz/a.  The study concludes that either additional resources or an increase in gold price is required for economic viability.

Continued exploration results in the discovery of the Vault deposit, which is further expanded by drilling in 2001.  An independent evaluation returns an inferred resource for the deposit of 7.47 Mt grading 3.90 g/t, based on 6,158 of drilling in 42 holes.

2001

By the end of 2001, the total resource for the Meadowbank project stands at 3.01 Moz Au.  An economic study is initiated to assess the impact of the 50% resource addition represented by the Vault deposit.  This study projects a total cash operating cost of US$168/oz, with current resources sufficient for 8.3 years of production at 246,000 oz/a using a long-term gold price of US$300.

2002

16,000 m of diamond drilling, a reverse-circulation drill program of 411 holes, and continued geological mapping and prospecting is completed.  Environmental, metallurgical and geotechnical programs are advanced towards feasibility levels.  Diamond drilling during 2002 focused on expanding and further defining the existing deposits at Meadowbank, and targeting areas outside the known deposits with exploration drilling.  A total of 150 diamond drill holes were completed. Feasibility studies commenced in January 2003.

2003

A combined total of 165 holes (16,153.5 m) drilled at the Vault, Portage, and Goose Island deposits.  One hundred and five (9,058 m) of the holes drilled at Vault, 55 (6,817.5 m) drilled at Portage, and 5 (278 m) drilled at Goose Island.  All of these holes were designed as infill holes to improve confidence levels for feasibility quality resource estimates.

2004

Diamond drilling in the PDF area was successful in further delineating the gold deposit.  A total of 912 m of NQ size drill core was drilled in seven holes.  A combined total of 67 holes (11,663 m) drilled at the Vault and Goose Island deposits.  Thirty (4,785 m) of the holes drilled at Vault, 37 (6,878 m) drilled at Goose Island.  Most of these holes were designed as infill holes to improve confidence levels for feasibility quality resource estimates.

17 holes (2,642 m) tested the potential in the Phaser Lake area, an extension of the Vault stratigraphy, and 9 holes (1150 m) tested the down dip potential of the PDF deposit.  Eleven holes (1,559 m) and 9 holes (1,165 m) drilled to test the Crown and Jim prospects, respectively.

7.0

GEOLOGICAL SETTING

7.1

Regional Geology

The deposits that make up the Meadowbank Project lie in the Rae subprovince of the western Churchill Province of the Canadian Shield (Figure 7-1).  The host unit is the Archean (ca. 2.7 Ga) Woodburn Lake Group (Zaleski et al., 2000), which occurs as a narrow neck of structurally complex supracrustal rocks sandwiched between granite plutons (Henderson et al., 1991; Henderson and Henderson, 1994).  Rocks of the Woodburn Lake Group have been correlated with units of the Prince Albert Group to the northeast towards Committee Bay.  Correlations with supracrustal rocks to the south across the Snowbird Tectonic Zone near Baker Lake are less clear (Zaleski, 1997).  The Paleo-proterozoic Baker Lake Basin unconformably overlies the Woodburn Lake Group to the south.

The Woodburn Lake Group consists of quartzites, komatiites, iron formation, felsic to intermediate volcaniclastic rocks and related sedimentary rocks.  These units are variably deformed and metamorphosed at greenschist to granulite facies (Fraser, 1988).  The regional metamorphic history is characterized by amphibolite facies assemblages to the south of the Meadowbank Project.  To the north, chloritoid-bearing greenschist facies assemblages prevail, suggesting that the Meadowbank gold deposits lie near the greenschist-amphibolite transition (Zaleski et al., 1999b).  A low-grade Hudsonian thermal metamorphic overprint is indicated by 1,750 Ma K-Ar ages of micas (Ashton et al., 1996), and Hudsonian magmatic activity documented by 1835 Ma monzonite in an undeformed granite dyke south of Meadowbank (Roddick et al., 1992).

Three principal deformation increments are preserved throughout the Meadowbank region.  These entail an early tight to isoclinal folding and profound transposition (D1), subsequent mesoscopic to macroscopic kink folding (D2) of D1-related fabrics, and a gentler crenulation overprint (D3), which weakly modifies D1-D2 fabrics.  The morphologies of the D1-D3 structural fabric elements, and their relative timing relations, are consistent throughout the area.

7.2

Goose Island and Portage Deposit Areas

In the Third Portage Lake area, the supracrustal stratigraphy consists (from oldest to youngest) of: (1) ultramafic volcanics, (2) felsic to intermediate volcaniclastic and/or greywacke, (3) interbedded magnetite-chert iron formation and associated pelitic schists, and (4) quartzite (Alexander et al., 2003).

Figure 7-1: Regional Geology (Alexander et al., 2003)

Post-Hudsonian Proterozoic Basins
BL - Baker Lake
TH - Thelon
unconformity
Pre-Hudsonian Proterozoic Basins
Pg - Penrhyn Gp
Ag - Amer Gp
Hg - Hurwitz Gp
unconformity
Archean Supracrustal Rocks
PAg - Prince Albert Gp
WLg - Woodburn Gp
KRg - Ketyet River Gp
MGb - MacQuoid-Gibson belt
Rg - Rankin Inlet Gp
Kgb - Kaminak greenstone belt
Committee Bay
PAg
68°
Pg
PAg
Arctic Circle
Chantery S.Z.
Amer S.Z.
Wager S.Z.
Ag
WLg
TH
Meadowbank Area
KRg
Baker Lake
BL
Daly Bay Complex
MGb
Meliadine Area
Pyke Fault
Rg
Rankin Inlet
Hudson Bay
Snowbird Tectonic Zone
62°
62°
Hg
Kgb
Hg
0
100
200 km
92°

In the Portage - Goose Island area, the package of rocks occur in a recumbent fold geometry with the volcaniclastic/clastic units and interbedded pelitic and chemical sediments isoclinally folded about an ultramafic core.  This geometry is best developed in the central part of Third Portage, where the fold closure can be seen.  To the north and south of Third Portage, erosion has removed the closure and only the lower limb of the fold structure remains.  A detailed description of the lithological units is provided below.

Oxide facies iron formations are the most common host of mineralization at Meadowbank.  These units consist of banded magnetite (brown) and chert (grey/white).  The bands are 0.5 cm to 5 cm thick and often display impressive evidence of strong folding that is related to regional stresses.  Sulphide minerals (pyrrhotite and/or pyrite) commonly occur as a replacement of magnetite in the iron formation or aligned along later fabrics as a fracture fill.  Gold in the iron formations is intimately associated with this sulphide mineralization.

7.3

Vault Deposit Area

The stratigraphy of the Vault deposit area is similar to that described above (for Goose Island and Portage) but with a notable absence of ultramafic units and a decrease in abundance and continuity of the oxide facies iron formation (IFMQ or IFQM).  The deformational history in the Vault area appears to be similar to that of the Portage deposits with a dominant early isoclinal folding event, with associated transposition, and subsequent minor modification by later deformation.

The Vault area is underlain by a thick succession of intermediate to felsic volcaniclastic rocks and wackes, and subordinate interlayered iron formation and pelitic schists.  Stratigraphy at the Vault deposit consists of fine-grained, feldspar-quartz-chlorite-sericite schist (IV) (intermediate volcaniclastics and meta-greywacke), intercalated with feldspar-chlorite schist (IVchl), oxide facies iron formation (IFMQ) and medium-grained, quartz-feldspar-sericite±chlorite schist (IVT/FV).  The IV units appear to be similar to those in the Portage area and are variably sericite and/or chlorite altered.  This alteration is generally thought to be a reflection of the original composition of the units, but it may also locally be an alteration product related to mineralization.

8.0

DEPOSIT TYPE

The Meadowbank region contains numerous types of mineral occurrences, including massive sulphide, polymetallic vein, vein gold, iron formation hosted gold and disseminated gold (Kerswill et al., 1998).  Gold mineralization in the Meadowbank deposits can be classified in two main deposit types: iron formation hosted gold and Lode gold (disseminated/replacement style); although several different styles of mineralization can be commonly found in the same area. The iron formation hosted deposits are represented by Portage and Goose Island, while the disseminated/replacement lode gold deposits are best represented by Vault.

Similarities in the stratigraphic setting, lithogeochemical and geophysical signatures imply a genetic link between massive sulphide and pyrrhotite-rich sulphide iron formation mineralization, and between pyrite-rich oxide iron formation and pyritic exhalite mineralization (Kerswill et al., 1998).  These same similarities led Cumberland geologists to theorize that the genetic link between iron formation hosted deposits and the Vault deposit is related to the introduction of hydrothermal fluids (gold and sulphide bearing) during the Archean isoclinal fold event.

9.0

MINERALIZATION

Gold mineralization in the Meadowbank deposits is intimately associated with sulphides, dominantly pyrite, and pyrrhotite.  Arsenopyrite is typically absent.  The styles and timing of gold mineralization discussed below are based on observations of the banded iron formation hosted deposits near Third Portage Lake: Portage Deposit and Goose Island, and the Bay Zone, and from work on the more recently discovered disseminated lode/shear hosted Vault Deposit, 7 km to the north.  Similarities in the styles of mineralization found in these deposits indicate that these observations are valid in a regional context.

Near Third Portage Lake, the main deposit area, pyrrhotite and pyrite occurs in two main habits.  Most predominant is as replacement of magnetite in the oxide iron formations where the sulphides tend to be concentrated along S0/S1 planes and possibly S2 in fold limbs.  Also important is sulphide occurring as fracture fill ± silica and disseminations in both the iron formation and surrounding clastic units.  Total sulphide content generally varies from 1% to 2% up to approximately 10%.  Locally over very short widths sulphide content, the proportions of pyrrhotite versus pyrite and replacement versus fracture fill can be higher and variable.  In the Goose and Third Portage areas, pyrrhotite replacement is dominant while in North Portage pyrite replacement is dominant.  Gold grades do generally increase with increasing sulphide content however there does not appear to be a specific correlation with either pyrrhotite or pyrite.

At the Vault Deposit, pyrite is the dominant gold bearing sulphide mineral.  Sulphides occur in several planar, shallowly dipping lenses that are associated with a zone of deformation that is generally expressed by a strong foliation (SO/S1 plane).  Mineralization tends to be concentrated in the volcaniclastic units, where the sulphides occur as weak to strong disseminations and as fracture fill, with percentages ranging from 1% up to 10% to 15%. Later cross cutting quartz-carbonate veinlets carrying minor chalcopyrite, sphalerite, galena, and occasionally grains of native gold, are present locally.

10.0

EXPLORATION

The Meadowbank project has two main drilling targets that will be assessed in 2005:  Initially widely spaced historical drilling that returned results of up to 3.36 g/t gold over 5 m will be followed up over an 850 m strike length south of the currently defined Goose Island deposit.  In addition, shallow high-grade mineralization at the north end of the Goose Island deposit will be explored with additional diamond drilling.  Finally, mineralization beneath the 2004 PDF drilling will be tested with widely spaced drill holes.

Prospecting to identify new drilling targets will be carried out, with emphasis on the north end of the property.  This work is to be backed up by geophysical surveys.

11.0

DRILLING

All of the drilling data stored in the Meadowbank resource modelling database has been collected from cored diamond drill holes.  A total of 875 drill holes have been completed.  Of these 801 drill holes were used for the resource estimate: 264 were drilled on the Vault deposit, 116 on Goose Island, and 421 on Portage.  Complete lists of the drill holes and mineralized intervals are provided in the draft feasibility study.  Collar locations for the three deposit areas are shown in Figures 11-1, 11-2 and 11-3.

Almost all of the holes were completed with NQ sized equipment, with the only exceptions being 11 metallurgical holes and 8 geotechnical holes that were completed with larger HQ sized equipment.  In AMEC’s opinion, the equipment and methods used to collect drill core at Meadowbank are consistent with industry standard practices.

The majority of the drill hole collar locations at Meadowbank have been surveyed with a Total Station after or during drilling.  Drill holes collared on lake ice before 2002 were not picked up.  Contract surveyors located the hole collars drilled prior to 2002 with a Total Station in batches after the drilling campaigns were complete.  During 2002 to 2004 seasons, Cumberland personnel surveyed the drill holes with a Total Station while the drill was set-up on the hole.  AMEC believes that the drill hole collar locations are accurate.

All of the drill holes have been subjected to down hole orientation surveys with a single shot Sperry-sun instrument.  Azimuth data for holes located at Goose Island and Portage were not retained because of the influence of the highly magnetic BIF on the readings.  Some of the azimuth data at Vault has been incorporated into the database due to the absence of BIF there.  The drilling contractors conduct the Sperry-sun surveys and the readings are collected at 50 m intervals during drilling operations or, rarely, after the hole is complete.  Cumberland geologists interpret the surveys and apply adjustments for the magnetic declination, UTM correction, and local grid rotation when applicable (Vault only).

For Portage, and the relatively shallow northern portion of Goose Island, it is AMEC’s opinion that the risk due to the lack of down hole azimuth surveys is largely mitigated by the short distances to the mineralized intersections and the moderate to steep dips of the drill holes.  The risk is higher at the deep southern portions of Goose Island and AMEC recommends that future drilling campaigns targeted at south Goose employ non-magnetic down hole survey methods.  AMEC also recommends that all new drill holes greater than 150 m in length be surveyed with non-magnetic down hole survey methods.

During drilling operations the core is retrieved at the end of each run, and emptied by the drill helper into the core boxes. Wooden marker blocks are placed in the core boxes to record the downhole length.  At least once per day (usually at the end of each shift) the core is transported to camp for logging.

Figure 11-1: Vault DDH Lake 1G Shell Ore Outline

SURFACE TRACE OF
VAULT DEPOSIT
Section Line 4575N
POND
1 GRAM SHELL
PROJECTED TO SURFACE
LAKE
LAKE
LAKE
LEGEND
DIAMOND DRILL HOLE
1 GRAM SHELL
0
250
metres
CUMBERLAND
RESOURCES LTD.
VAULT DRILL PLAN
AND RESOURCE
OUTLINE

Figure 11-2: Goose DDH Plan

2+00 W
0+00 E
2+00 E
9+00 S
11+00 S
13+00 S
15+00 S
17+00 S
Goose Island
Third Portage Lake
0
50
100
150
250
metres
CUMBERLAND RESOURCES LTD.
MEADOWBANK PROJECT
Nunavut
GOOSE ISLAND DEPOSIT
DRILL HOLE PLAN
Nov. 2004
BL-14
Goeseplan.dwg

Figure 11-3: Portage DDH Plan with Pit and Lake Outlines

Once the core is received in camp, it first undergoes geotechnical logging.  The logging is performed by technicians who record typical geotechnical data including: recovery, RQD, and fracture density.  The drill core is then geologically logged in detail by company geologists.  During the earlier drill programs, logs were completed on paper at the site and entered into digital format (Excel) in the office at the end of the field season.  Since 2002, this step has been removed, and all logs are now completed digitally.

During logging, geological units are broken out, described, and structural elements are recorded.  A visual estimation of the percentage of certain commonly occurring elements such as veining, chlorite, and sulphide content, are recorded in spreadsheet format.  Silica and sericite alteration intensity, and magnetite relative content are also recorded.

AMEC reviewed the core logging procedures at site and the drill core was found to be well handled and maintained.  Data collection was competently done.  Cumberland maintained consistency of observations from hole to hole and between different loggers by conducting regular internal checks.  Core recovery in the mineralized units was excellent, usually between 90% and 100%.  Very good to excellent recovery was observed in the mineralized intrusive sections checked by AMEC.  Overall, the Cumberland drill programs and data capture were performed in a competent manner.

12.0

SAMPLING METHOD AND APPROACH

Sampling intervals are coincident with logged intervals and are marked on the core in red china marker, and arrows are drawn to indicate the sample interval.  A sample tag with a unique number is placed under a piece of core at the end of the interval.  Sample lengths on drilling programs up to and including 2003 vary from 15 cm to 1.5 m, although sample lengths of between 30 cm and 1.0 m are the most common.  The shorter lengths were used on narrow intervals containing visible gold or extreme sulphide concentrations, while samples longer than 1.0 m were used over intervals of low but consistent sulphide content or alteration.  All sulphidized sections are bracketed by 1.0 m of waste material on each side.

An aluminum tag is stapled to the core box at the start of each sample interval and is imprinted with the down hole depth and the sample number (see Figure 3-12). The sample tag is placed in the plastic sample bag, the number is written on the outside of the bag in black marker, and the bags are sealed with locking ties.  Core samples are split in half on site using a mechanical splitter.  Care is taken during splitting to get a representative sample of the core.  Once the core is split, half is returned to the core box, while the other half is bagged for shipment to Vancouver, BC for assay.  The core returned to the core boxes remains on site as a record of the hole.

Boxes of split core are labelled with an aluminum tag that states the drill hole number, box number and the from/to measurements of the core contained in the box. The boxes are stored sequentially in commercially constructed core racks next to the core logging facility.  A spreadsheet and map of the core racks is updated at the end of each drilling season.

Significant composited assays for the Meadowbank project are listed in the draft feasibility study.

13.0

SAMPLE PREPARATION, ANALYSIS, AND SECURITY

This section represents a summarized version of a similar section in the Meadowbank draft feasibility study.  Main descriptions and conclusions are repeated here.  The QA/QC charts that support the findings are not included here but are contained in the Meadowbank draft feasibility study.

13.1

Sample Preparation and Shipment

Sample shipments are always prepared in multiples of 22, which correspond directly to a given loggers sampling sequence.  One Standard Reference Material (SRM), one blank sample and one core duplicate are inserted randomly by the logger in every 22 samples.  QA/QC groups of 22 samples are used to accommodate the assay laboratory, which routinely processes samples in a 24 sample run that includes two internal QA/QC samples. The samples are placed in rice sacks that are securely tied at the top with a locking tie strap with a shipping label attached and the side of the rice bag is marked in felt markerwith the lab address, shipment number and bag number.  The shipment number, bag number and the samples contained in each bag are recorded in a logbook and spreadsheet that is kept on site for reference.  A sample submittal form from the primary lab is filled out, a copy of which is kept in a binder on site, while the original is put in one of the bags.

Sample shipments are transported to Baker Lake via helicopter, bombardier, or delta, and then shipped via air cargo to IPL Labs in Vancouver, BC.  The lab confirms that all bags from the shipment are received and that all samples on the sample shipment form are received before proceeding with any analytical work.  The lab also confirms that the shipment is made up of a batch of samples divisible by 22 before any processing takes place.  If there is any discrepancy the shipment is put aside until it is resolved.

13.2

Assay Method

Samples were analysed using fire assay methods with an initial atomic absorption finish and a gravimetric finish completed on samples that returned an initial result in excess of 1.0 g/t.

13.3

QA/QC Program

A sample preparation flow sheet, representing the implementation of the current QA/QC program is shown in Figure 13-1.  In earlier programs coarse reject duplicates were also prepared at the crushing stage of preparation at IPL.  Field blanks were used to check for the presence of contamination in both sample preparation and assaying.  Analytical results from the Standard Reference Materials (SRMs) were used to evaluate laboratory accuracy and precision.  Core duplicates were used to evaluate the sample preparation performance.  Pulp check assay duplicates provided a measure of the accuracy of the initial determination performed by the primary laboratory and an estimate of the analytical variance + pulp sub-sampling variance.

Figure 13-1: QA/QC Sample Preparation Flow Sheet for the Meadowbank Property

13.3.1

SRM Performance

For standards, the accepted range should be the accepted value plus or minus two standard deviations.  Less than 5% of the results from the submitted standard material should fall outside these limits.

Results from SRMs over the course of the project generally fall within acceptable limits (< 5% failure rate).  With the application of a more rigorous QA/QC program in 2001, Cumberland began re-assaying sample runs containing a failed SRM.  If the SRM passed upon re-assay, revised results for the run were entered into the database.  A concern of AMEC's has been that submission of the SRM samples has not been blind, with the laboratory doing the insertions.  AMEC strongly recommends that Cumberland include a blind re-submission program as a routine part of their QA/QC program.

13.3.2

Blank Performance

Blanks should return values less than or equal to three times the detection limit (0.10 g/t Au).

The field blank samples overall indicate that no systematic contamination is occurring in the sample preparation and assaying processes.  Only 0.7% of the blanks submitted to the lab have returned anomalous gold values of > 0.10 g/t Au.  Investigation of these results suggests the presence of occasional low-grade gold values in the ultramafic core being used as a blank.  AMEC recommends that Cumberland attempt to find a true blank material with respect to gold for use in future QA/QC programs.

13.3.3

Duplicate Performance

The QA/QC program at Meadowbank, throughout the years, has used several types of duplicate samples.  There have been coarse reject or field duplicates, lab or pulp duplicates (to an umpire laboratory) and core duplicates (¼ core until the end of 2002, ½ core vs. ½ core primary sample for subsequent programs).

AMEC reviewed the duplicate data for the Meadowbank project.  The lab and coarse reject duplicate data show high variability to moderate reproducibility trends from near detection values towards higher-grade values.  Patterns for both types are symmetric about zero (on relative difference plots) or about the 1:1 line (on X-Y scatter plots), suggesting no bias in the assay process.

The absolute relative percent difference for duplicate pairs against the percentile ranking of the grade in the sample population were also evaluated.  For the 90th percentile of the population, a maximum difference of 10% is recommended for the lab or pulp duplicates and 20% for the coarse reject duplicates because these duplicate types can be controlled by the sub-sampling protocol.  The same criteria do not apply to core duplicates because these differences cannot be controlled by the sub-sampling protocol; however, the heterogeneity of the mineralization ideally would allow the difference to be less than 30%.

The analysis on the lab or pulp duplicates show mixed results that vary by laboratory.  Overall poor precision is shown.  The nature of this less-than-desirable scatter can likely be attributed to the nature of the gold distribution and grain-size.  Although unfavourable, the un-biased nature of this variance mitigates the risks involved in using the data.  Coarse reject results only cover 1998 and 1999 data.  This limited coverage did perform close to the recommended limits.

The different types of core duplicates taken at the project show poor reproducibility for the different analytical finishes (AA and Grav) and for the different core duplicate types.  This is indicative of the nature of the erratic gold distribution in the deposit.  The various core duplicate types show 50% to 65% of the samples have a relative difference of 30%.  Investigation by deposit showed that Vault core duplicates displayed a lower variance than those from Portage and Goose Island.

In AMEC’s opinion, the poor precision is likely caused by inadequate sub-sample sizes during sample preparation. Cumberland is advised to initiate a study to investigate optimal sub-sampling sizes prior to any planned infill drilling to convert Indicated mineral resources to Measured mineral resources (pre-production drilling).

13.4

Concluding Statement

In AMEC’s opinion, the QA/QC results demonstrate that the existing resource assay database is adequate for resource estimation of the Meadowbank project.  Problems with precision are mitigated by the unbiased nature of the variance and should only provide minimal risk to the estimation of potential Indicated or Inferred mineral resources at Meadowbank.

14.0

DATA VERIFICATION

As a test of data integrity, AMEC checked 5% of the assay and geological data entered into the electronic database against original assay certificates and geological logs.  For purposes of this type of data audit, AMEC required the error rate to be less than 1% or the entire database would have to be examined.  AMEC found only one discrepancy in the data checked, and concluded that the geology and assay databases used for the geological model construction and subsequent resource estimations are sufficiently free from error to support resource estimation and classification.

15.0

ADJACENT PROPERTIES

Adjacent properties are not relevant for the Meadowbank project.

16.0

MINERAL PROCESSING AND METALLURGICAL TESTING

16.1

Testwork

A significant volume of metallurgical testing has been completed on gold bearing materials from the Meadowbank deposits.  The basis of the feasibility study and process design is detailed metallurgical test work conducted at SGS Lakefield Research during the years 2003 and 2004.  Additional test work was conducted by Terra Mineralogical Services and A.R. MacPherson Consultants Ltd.

Metallurgical test work has been supervised by International Metallurgical and Environmental Inc., working in conjunction with the staff of Cumberland Resources Ltd.

The metallurgical test work program recommended that gold recovery be economically maximized by use of a traditional grinding, gravity recovery, and cyanide leaching process.  This type of gold recovery process is common in the gold mining industry and is considered proven technology.

Sample materials used in the metallurgical test work program were drill core samples obtained from the drilling of the year 2002.  This sample material was saw-cut ¼ core, the intervals selected were determined by analysis of the balance of the core.  The sampling of the ore zones was extensive and wide ranging, with over 1,200 kg of core material used in the generation of four composite samples representing the three main zones of the project.  The number of core samples contributing to the generation of composite materials is approximately 1,000 individual core samples.  The sampling of the deposits was derived from approximately 90 drill holes, sampling the four deposits.  These wide ranging composite samples were kept frozen at the laboratory facility and used for gold recovery test work in 2003 and 2004.

Additional grinding test work has been completed using sample materials from the drilling campaign of 2003, with an additional 24 composite samples generated for use in specific grinding tests.  This work, completed in 2004, was commissioned to evaluate the variation of grinding characteristics of the ores and to confirm power requirements in grinding.

Mineralogical evaluations of the ores indicated that a majority of the contained gold was of a relatively small particle size, in a range from 5 µm to 50 µm.  Not withstanding the fine gold particle sizes, the ores demonstrated relatively good recoveries of gravity concentrates.  It is expected that the ores will have a gravity gold recovery in the range of 35% to 50% of the contained gold, depending on the deposit type being mined.

Cyanide leaching of the gravity tailings has been selected to complete the gold recovery process.  Comparative test work to evaluate the use of flotation pre-concentration was shown to be less effective than the whole ore cyanide leaching option.

Overall, gold recoveries from the three main ore zones are summarized in Table 1-11.

Table 16-1: Summary of Expected Gold Recoveries

Mined Zone	Primary Grind (P80 µm)	Gold Recoveries
Third Portage Deposit	62	94.1
Goose Island Deposit	62	96.1
Vault Deposit	80	91.3

The different ore zones have slightly different grind sensitivities to gold recovery and as such, different particle size distributions are recommended as target grinds in the process.  The use of a slightly coarser grind for the Vault ores will allow all three of the ore zones to be processed at a consistent process throughput.  It was recommended that the process throughput be set at 7,500 t/d.

16.2

Flowsheet

A simplified schematic drawing of the proposed flowsheet is shown in Figure 1-6.  The crushing and grinding facilities designed for the Meadowbank project include a gyratory crusher to reduce run-of-mine ores to provide feed for a single line Semi-Autogenous Grinding mill.  A single ball mill will complete the grinding circuit; each mill will be capable of drawing 4,500 hp.  A pebble crusher will be installed in the SAG mill circuit to control the volume of critical size material in the SAG mill.  Size classification will be provided by classifying hydrocyclones.

A portion of the cyclone underflow will be treated for the recovery of free gold in a rotating centrifugal concentrator.  The gold concentrate will be leached in a dedicated intensive cyanide leach circuit.  It is expected that the ores will have a gravity gold recovery in the range of 35% to 50% of the contained gold, depending on the deposit type being mined.

The cyclone overflow from the grinding circuit will be thickened prior to pre-aeration and cyanide leaching.  It is expected that thickener underflow densities of 50% solids will be produced by a 19.8 m diameter thickener.  The thickener overflow will be returned to the grinding process for use as process water.

The use of pre-aeration has been shown in test work to have distinct advantages in terms of cyanide consumption and lime consumption.  The designed retention time in pre-aeration is set at 16 hours.

Cyanide leaching is to be conducted in stirred tank reactors, using an initial cyanide concentration of 0.5 g/L of process solution.  The overall retention time in leaching is a minimum of 42 hours and test work has indicated that retention time requirements are greater than 36 hours.  The leached gold will be recovered onto activated carbon in a 6-cell pump cell contactor (CIP).  The activated carbon will be loaded to approximately 4.5 to 7.5 kg/t Au, prior to stripping in a Zadra strip circuit.  Gold will be ultimately recovered in an electro-winning circuit treating strip solutions from the carbon plant.

It is critical that the residual cyanide levels in the process tailing stream be reduced prior to placing the tailings into a tailings storage facility.  Cyanide removal will be completed by the use of a SO2/air process, which should produce cyanide levels in the range of 0.5 mg/L to 2 mg/L weak acid dissociable cyanide.  It is expected that water will be reclaimed from the tailings impoundment for re-use in the process facilities.

Figure 16-1: Simplified Meadowbank Flowsheet

17.0

MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

17.1

Mineral Resource Summary

The mineral resource estimate at Meadowbank is summarized in Table 17-1.

Table 17-1 Meadowbank Resource Statement

Deposit	Deposit	Tonnes	Grade	Ounces
Portage (1.5 g/t cutoff)	Measured	1,178,000	5.8	220,000
	Indicated	11,120,000	4.6	1,645,000
	Sub-Total	12,298,000	4.7	1,864,000
	Inferred	528,000	4.3	73,000
Goose Island (1.5 g/t cutoff)	Measured	0	0.0	0
	Indicated	2,541,000	5.5	449,000
	Sub-Total	2,541,000	5.5	449,000
	Inferred	1,740,000	4.5	252,000
Vault Deposit (2.0g cutoff)	Measured	39,000	3.7	5,000
	Indicated	8,468,000	3.7	1,007,000
	Sub-Total	8,507,000	3.7	1,012,000
	Inferred	1,223,000	3.8	149,000
All Deposits	Measured	1,217,000	5.8	225,000
	Indicated	22,129,000	4.4	3,101,000
	Sub-Total	23,346,000	4.4	3,326,000
	Inferred	3,491,000	4.2	474,000

Mineral resources at all three Meadowbank deposits were estimated with three dimensional block models interpolated with inverse distance methods.  The interpolations were constrained by geologically controlled three dimensional wireframe solid models of the mineralization.

17.2

Geological Model

Three-dimensional solid models of geology and mineralization for each of the Meadowbank deposits were created by Cumberland.  They were built by interpreting the geology and extent of mineralization on paper plots of vertical sections displaying diamond drill hole data.  Geological interpretations were hand-drawn by Cumberland geological staff and included all lithological and structural features.  Care was taken to ensure that the interpretations were consistent from section to section.  Grade shells of 1 g/t were constructed with similar methods and utilized mineralized interval composites from the diamond drill holes and the interpreted geology as the primary references.  No minimum thickness was applied.  Care was taken to ensure that dilution was minimized through the application of consistent rules.  Up to 2.0 m of internal waste was allowed, provided that the length-weighted average grade of the waste plus the outer assay result(s) was 0.9 g/t Au or higher.  The geometry of the grade shells was heavily influenced by the geological interpretation and as a result, they are generally stratabound.  However, in some cases they do cross-lithologic boundaries, in keeping with the current epi-genetic model of mineralization.

The lithology outlines and one-gram shells were then digitized from the paper copies into Gemcom© software as polylines.  The polylines were snapped to the drill hole lithology units and composites, respectively, and then wobbled to smooth the outlines between snapping points.  The outlines (3-D rings) were then stitched together using tie lines to create separate three-dimensional solids for each of the primary rock types and the one-gram shells.  Contour lines were used to create intermediate outlines or to pinch out rock or one-gram solids where needed.

17.3

Data Analysis and Capping

The statistical properties of the assay and composite populations are discussed below for the three deposits.  Table 17-2 summarizes the key statistical parameters for both the assays and the composites (Assays were composited into 1.5 m down hole composites inside the grade shells).  .

Table 17-2: Summary of Assay and Composite Statistics

		Mean	CV	1st Quartile	Median	3rd Quartile	Max	Number
Goose Island	Assays	9.3	6.95	1.2	2.3	5.8	1,807.6	1,424
	Composites	7.5	3.32	1.5	2.7	5.4	386.33	882
Portage	Assays	5.8	2.67	1.2	2.4	5.6	642.0	5,243
	Composites	5.4	2.56	1.6	2.7	5.6	642.0	3,344
Vault	Assays	4.4	9.26	1.2	2.1	4.0	2,318.0	3,344
	Composites	3.6	2.09	1.5	2.4	4.0	260.1	1,730

The assays at Goose Island within the 1 g/t mineralized shell can be characterized as relatively high grade and moderately skewed.  Coefficient of variation (CV) values are high in both assay and composites.  The distribution of Portage assay grades is less skewed than at Goose Island, with a CV of 2.67.  The Portage 1.5 m composites are slightly lower grade at 5.4 g/t and a CV of 2.56.  The mean gold assay grade at Vault is slightly lower than the mean grades of the other two deposits at 4.4 g/t.  The data set is also the most skewed with a CV of greater than nine.  However, a large proportion of the skew in the assay data is due to one very high-grade assay of 2,318 g/t Au.  When this assay is removed from the population, the mean assay grade drops to 3.7 g/t Au and the CV indicates a much less skewed distribution with a value of 2.01.  After compositing all of the assays to 1.5 m equal lengths, the grade drops to 3.6 g/t and the CV decreases to 2.09.

The histogram and probability plots for the assay and composite data are provided in the feasibility study.

A combined capping/restriction strategy was employed at Goose Island and Portage.  At Goose Island a cap equal to 65 g/t Au was used on assay data.  High-grade composites in excess of 42 g/t were restricted to a range of influence equivalent to 2 block lengths in each dimension (20 m in the strike direction and 12 m in the others).  At Portage, assays were capped 50 g/t Au, and composites greater than 25 g/t Au were restricted to two block lengths in each dimension (20 m in the strike direction and 12 m in the others).  At Vault a simple flat cap value of 20 g/t Au was applied to the assay data.

17.4

Block Model Definitions

Three different block models were required, one each for the three deposits.  The Goose Island and Portage models are stored in the Meadowbank Gemcom© project, and the Vault model is stored in the Vault Gemcom© project.  Their definitions are summarized in Table 17-3.

Table 17-3: Block Model Definitions

	Origin (m local grid)			Size (m)			Number of Blocks
Deposit	X	Y	Z	Row	Column	Level	Row	Column	Level	Rotation
G.I.	-450	-1,800	150	10	6	6	115	170	92	0
Portage	-900	-650	168	10	6	6	225	216	40	0
Vault	-5,200	3950	166	10	6	6	150	220	81	0

17.5

Estimation Plans

At Goose Island, 1.5 m composite gold grades were interpolated with the inverse distance squared method.  Due to a change in the strike direction of the Goose Island mineralization, two search domains were utilized, north and south.  The strike direction in the north domain is 010° and the strike direction in the south domain is 020°.  A three-pass interpolation scheme was used in each of the search domains, with each successive pass utilizing longer search radii.  As outlined in Section 17.3, a high grade search restriction was utilized in combination with a high grade cap level to control excessive smoothing of high grade samples, while at the same time allowing local high grade results to be honoured in the block grades.

To prevent interpolation across lenses, the blocks and composites were coded with a series of polygons in plan-view so that unique codes could be assigned to each lens and lens-split.  Figure 17-1 is an example of the lens coding polygons employed at Goose Island.

Figure 17-1: Lens Coding Polygons on the 0 m Planview at Goose Island

-1000 Y
-1100 Y
-1200 Y
-1300 Y
-1400 Y
-1500 Y
0 X
100 X
200 X
111
310
320
Lens Coding
Polygons
220
120
300
113
230
111
200
300
One g/t Au Grade
Shell Outline
100

The interpolation plan at Portage was similar to that utilized at Goose Island.  An inverse distance squared weighting scheme was used to interpolate composite grades.  Three passes were used, with each successive pass utilizing longer search radii.  The search radii of the first pass were equal to twice the range of the first structure of the Portage variogram (70 m x 30 m x 20 m).  The radii of the second pass were equal to twice the radii of pass one (140 m x 70 m x 40 m), and the radii of the third pass were equal to the maximum range of the second structure (260 m x 145 m x 100 m).  A total of six search domains were utilized to rotate the search ellipses into the plane of the.  As mentioned in Section 17.3, unwanted smearing of high-grade composite values was achieved with a high-grade restriction added to the search.  Composites greater than 25 g/t Au were not utilized in the interpolation neighbourhood if their distance from the block being estimated was more than two block lengths.

As with Goose Island, polygons were used to uniquely code individual lenses and splays to prevent interpolation across lenses.  The polygons were outlined on vertical sections every 20 m through the deposit.

The interpolation plan used at Vault was similar to that at the other two deposits, except that a flat cap was used to control the high grades, rather than a restricted high-grade search.  As with the other deposits, the interpolation utilized an inverse distance squared weighting and three passes were used to successively fill blocks with longer search radii.  Each lens at Vault was uniquely coded with wire-framed solids to prevent cross-lens interpolation.

17.6

Model Validation

The Meadowbank grade models were validated with four methods:

    Visual comparison of colour coded blocks and composites on plans and sections
    Global comparisons of mean block grades and mean composite grades
    Local comparisons of mean block grades and nearest neighbour model grades on a series of section or level slices through each deposit
    Change of support checks with “Herco” comparisons of model grade and tonnage curves against transformed nearest neighbour grade and tonnage curves.

For all three deposits, the visual comparisons of block and composite grades show a reasonable correlation between the two values.  No major discrepancies have been noted.  Representative plans and sections from each of the three deposits showing colour coded composite and block grades are provided in the Meadowbank Draft Feasibility Report.

Globally, the key statistical parameters of the composite (capped), block and nearest neighbour model grades are shown in Table 17-4 for the Goose, Portage, and Vault deposits.

Table 17-4: Comparison of Global Composite, Block Model and Nearest Neighbour Block Grades

		Mean	CV	1st Quartile	Median	3rd Quartile	Max	Number
Goose Island	Composite	5.4	1.28	1.5	2.7	5.4	46.67	882
	IDRcap65	4.9	0.76	2.5	3.7	5.8	28.46	12863
	NN	5.2	1.25	1.7	2.8	5.0	52.43	12863
Portage	Composite	4.9	1.27	1.6	2.7	5.6	50.00	3344
	IDRcap50	4.5	0.68	2.5	3.6	5.4	37.30	32998
	NN	4.7	1.09	1.7	3.0	5.6	50.00	32998
Vault	Composite	3.2	6.59	1.5	2.6	4.0	20.00	1720
	ID20	3.1	0.78	1.5	2.3	3.9	20.00	26228
	NN	3.2	0.48	2.1	2.8	3.9	13.39	26228

The comparison demonstrates that on a global basis, the block model grades at all three deposits are unbiased with respect to their declustered input data.

On a more local basis, the mean inverse distance block grade has been compared to the mean nearest neighbour block grade on a series of parallel slices in section and plan view.  The results are presented as line graphs in the Meadowbank Draft Feasibility Report.  Generally, the graphs show good agreement between the two sets of block grades, with the inverse distance model curves being slightly smoother than the nearest neighbour model curves, as they should be.  Exceptions occur where the number of blocks contributing to the mean value is low.

The final validation step involved a change of support check.  This is necessary because the distribution of grades in the 10 m x 6 m x 6 m sized model blocks will be different from (smoother than) the distribution of grades in smaller SMU sized blocks.  Therefore, the grade and tonnage curves for the 10 m x 6 m x 6 m sized blocks have been compared to grade and tonnage curves for the nearest neighbour models after transformation with a hermite polynomial (Herco), to ensure that the level of smoothing was appropriate.  The graphs are included in the Meadowbank Draft Feasibility Report.

In each case, the curves are similar at the 1.5 g/t Au cutoff grade, indicating that the 10 m x 6 m x 6 m block grades are appropriately smoothed and the grade and tonnage curves should be achievable at this cutoff grade.  It should be noted, however, that the grade and tonnage curves tend to diverge at higher cutoff grades, and therefore grades and tonnages predicted by the resource model at higher cutoff grades might not be achievable.

17.7

Mineral Resource Classification

In determining the appropriate classification criteria for the Meadowbank deposits, several factors were considered by AMEC:

    NI43-101/CIM requirements and guidelines
    observations from the site visit in 2003
    confidence limit analyses
    experience with similar deposits
    historical classification schemes at Meadowbank.

The classification criteria for each deposit were assessed individually and the results are summarized below in Table 17-5.  The excellent trench exposures of mineralization at Portage and Vault give sufficiently high confidence to the material within 25 m of them to justify classification as Measured.  The confidence limit analyses at these two deposits supports the classification of material drilled with a spacing of 50 m x 50 m as Indicated.  However, the continuity of grade and mineralization in areas drilled with a larger spacing cannot be sufficiently demonstrated for classification as Indicated, but can be reasonably assumed, given the geological model employed by Cumberland.  Therefore, this material is eligible for classification as Inferred.

At Goose Island, the lack of trench exposures and relatively wide spaced drilling precludes the classification of mineralization as Measured.  Confidence limit analyses indicate that the portions of the deposit drilled at a spacing of 35 m x 35 m are eligible for classification as Indicated.  The remainder of the mineralization can be classified as Inferred.  The criteria for classification as Indicated is more conservative at Goose Island than at Portage and Vault because the mineralization at Goose Island is more irregular.

Table 17-5: Mineral Resource Classification Criteria

Deposit	Measured	Indicated	Inferred
Goose Island	None	Drill Spacing of 35 x 35 m or less	All remaining blocks in the 1 g/t grade shell
Portage	Within 25 m of a trench exposure	Drill Spacing of 50 x 50 m or less	All remaining blocks in the 1 g/t grade shell
Vault	Within 25 m of a trench exposure	Drill Spacing of 50 x 50 m or less	All remaining blocks in the 1 g/t grade shell

17.8

Mineral Reserve Estimates and Summary

This is discussed and summarized in section 19.1.4.

18.0

OTHER DATA AND INFORMATION

No other data or information are relevant for the review of the Meadowbank project.

19.0

REQUIREMENTS FOR TECHNICAL REPORTS ON PRODUCTION PROPERTIES

The results presented have been based on the finding of the draft feasibility study currently being completed by AMEC.

19.1

Mine Plan

19.1.1

Introduction

Three geological models were built outlining the gold bearing zones.  After resource modelling was completed, these models were examined individually to determine the potential for open pit mining of each area.  Pit designs were created for each model and measured and indicated mineralization above the economic cutoff was examined.  Dilution was added to the mineralization based on the zones projected thickness, and when combined with the mining recovery, form the basis of the mine plan.

Conventional open pit shovel-truck methods will be used for mining.  The milling rate will be 7,500 t/d ore for approximately 8.3 years.  The mining function will be done by the mine operator with a combination of leased and purchased equipment.  Waste stripping will vary by year, from a maximum of 79,000 t/d in Year 2 down to 11,000 t/d in Year -1.  The average waste-stripping rate is 52,000 t/d.

Mining occurs in four phases for the Portage pit: a two stage starter pit (Portage 1 and 2) mined for 5 years, Portage 3, and Portage 4.  The Goose Island and Vault pits are mined as a single stage.  Overlaps of the pits and phases occur to balance waste stripping, ore feed, and truck requirements.  The annual mine production and mill feed forecast for the project is summarized in Table 1-5.

Table 19-1: Total Mine Production Forecast

	Mill Feed	Au	Waste
Year	(t x 000)	(g/t)	(t x 000)	SR
-2*	111	6.35	2,396	21.7
-1*	387	6.13	4,069	10.5
1	2,241	4.84 (5.08)**	26,630	9.7
2	2,738	3.99	28,820	10.5
3	2,738	4.54	20,621	7.5
4	2,738	4.45	23,238	9.3
5	2,738	3.75	23,756	8.7
6	2,738	2.93	22,066	8.1
7	2,738	3.07	17,598	6.4
8	2,071	3.63	10,576	5.1
9	659	3.63	1,040	1.6
Total	21,896	3.93	182,963	8.36

*stockpiled ore for plant feed in Year 1.  **mill feed including stockpile feed

19.1.2

Open Pit Optimization

To run the pit optimization, the block model was exported from GEMCOM® to Whittle 4X®.  Only model blocks carrying ore grades within the measured and indicated category were classified as potential ore blocks.  Blocks carrying grades in the inferred category were treated as waste, and referenced as waste in this report.  A series of pit shells were created at various gold prices utilizing a varying revenue factor between 0.3 and 2.0, these pit shells were then reviewed with Cumberland and a selection was made that best fit the profile selected for the project.  For the Portage model the shell selected was based on the maximum gold available at the base case revenue factor of 1.00.  The Goose Island shell selected was based on the shell that fell up against the geotechnical limits for the proposed deep-water dike encircling the pit.  The shell selected was at revenue factor 0.992.  The Vault pit area shell selected was a revenue factor of 0.837.  This shell fell up against the indicated and inferred boundary for all directions around the pit shape.  The shells were loaded back into the mine planning package and evaluated for accessibility and overall pit footprint.  Operating costs utilized for the development of the parameters have been based on previous work completed by AMEC.

The parameters used to create the optimization models are summarized in Table 1-6.

Figure 1-5a,b,c illustrate the optimized shell output and the position where the design pits fit on the graphs.

Table 19-2: Pit Optimization Parameters

Parameter	Unit	Portage	Goose Island	Vault
Block Size
X	(m)	6	6	6
Y	(m)	10	10	10
Z	(m)	6	6	6
Bulk Density
Ore & Waste	(t/m3)	Variable from model	Variable from model	2.65
Metal Price
Gold	($/oz)	400	400	400
Exchange Rate
Cdn$/US$	-	1.3333	1.3333	1.3333
Primary Process Recovery (Au)	(%)	94.1	96.1	91.3
Costs
Process and G&A	($/t)	21.22	21.22	21.22
Ore mining @ 7,500 t/d	($/t)	1.70	1.70	3.25**
Incremental haulage	($/t)	0.00	0.00	0.00
Waste mining	($/t)	1.30	1.30	1.30
Pit Slope Angles	Degrees	30° to 55°	40° to 51°	28° to 52°

**(Vault Ore Mining Cost = 1.30 (waste) + 0.40 (in-pit ore inc) + 1.55 (ex-pit ore haul inc.)

Pit slope design criteria were developed by Golder Associates Ltd (Golder).  These slope design criteria are documented in the following technical memoranda:

    Technical Memorandum on North Portage Pit Slope Design Criteria, 14 May 2004
    Technical Memorandum on Vault Pit Slope Design Criteria, 9 January 2004
    Technical Memorandum on Third Portage Pit Slope Design Criteria, 15 December 2003
    Technical Memorandum on Goose Island Pit Slope Design Criteria, 21 August 2003.

Figure 19-1 a,b,c: Whittle Nested Shell Output

19.1.3

Pit Design

The general project parameters used in the detailed pit design, incorporating the slope design criteria described above, are as follows:

    bench height, single bench mining.........6 m
    final bench heights...............................24 m
    berm width...........................................variable haul roads and pit ramps:

–

total width allowance

25 m

–

running surface

18 m

–

berms and ditches

4 m

–

maximum grade

10%

The completed pit model designs were reviewed by Golder for consistency with the recommended slope design criteria.  The review indicated that the slope design criteria recommended by Golder were generally followed.  Where inconsistencies between the design criteria and the completed pit designs were noted, these were identified, and recommendations to address these inconsistencies were presented for incorporation in the next phase of design.

19.2

Mineral Reserve Estimate

The resources have been modelled utilizing a 1 g grade shell.  To convert the in situ measured and indicated to anticipated mined tonnages, an in situ grade cutoff of 1.5 g/t was applied to Goose and Portage and 1.75 g/t applied to the Vault area.  This grade cutoff in conjunction with a grade thickness cutoff formed the basis for the reserves.  The thickness for each lens has been modelled and this thickness multiplied by the grade to give a gram per tonne metre value (g/tm).  Material not meeting the grade and grade thickness criteria has been treated as waste.  For mining purposes a 95% mining recovery was applied, followed by a dilution factor.  The dilution factor was calculated as a function of the mineralized zone thickness.  Fifty centimetres of dilution was added to the hanging wall and 50 cm added to the footwall.  The diluting material grade was determined by creating 0.5 m drillhole composites immediately outside the resource grade shell and calculating the average grade of the composites.  The diluting material grade for each pit area was:  0.29 g/t in Portage, 0.28 g/t in Goose, and 0.38 g/t in Vault.  Dilution applied to the model ranges from a low of 12% in Vault to a high of 27% in the Portage 4 area.  Overall, dilution for the project averages 15%

Table 19-3 shows the in situ and diluted reserves by phase and pit area.

Table 19-3: In Pit Reserves by Pit and Phase Area

	Cutoff		Proven		Probable		Proven + Probable
Pit	(g/t)	(g/t)	(kt)	Grade (g/t)	(kt)	Grade (g/t)	(kt)	Grade (g/t)
Undiluted
Portage 1	1.5	3.0	1,161	5.85	4,891	4.63	6,052	4.866
Portage 2	1.5	3.0		0.00	1,655	5.25	1,655	5.253
Portage 3	1.5	3.0		0.00	1,299	5.19	1,299	5.193
Portage 4	1.5	3.0		0.00	1,148	4.24	1,148	4.242
Total Portage	1.5	3.0	1,161	5.85	8,993	4.78	10,154	4.900
Goose	1.5	3.0			2,018	5.91	2,018	5.914
Vault	1.75	3.5	51	3.60	7,892	3.52	7,943	3.524
Total Project			1,212	5.75	18,903	4.38	20,115	4.459
Diluted
Portage 1	1.5	3.0	1,253	5.19	5,258	4.13	6,511	4.33
Portage 2	1.5	3.0			1,832	4.55	1,832	4.55
Portage 3	1.5	3.0			1,568	4.15	1,568	4.15
Portage 4	1.5	3.0			1,269	3.69	1,269	3.69
Total Portage	1.5	3.0	1,253	5.19	9,927	4.15	11,180	4.27
Goose	1.5	3.0			2,247	5.09	2,247	5.09
Vault	1.75	3.0	53	3.31	8,416	3.18	8,469	3.18
Total Project			1,306	5.11	20,590	3.86	21,896	3.93

Note: 95% mining recovery applied to all areas.  0.5 m contact dilution applied to all hanging walls and footwalls dilution grades are 0.29 g/t for portage, 0.28 g/t for Goose and 0.38 g/t for the Vault pit

The cutoff grades selected are slightly higher than the marginal grades that would be expected from the parameters listed in Table 19-2.  Utilizing the criteria from Table 19-2 the marginal cutoff grades for the three pit areas are:

Portage

1.32 g/t

Goose

1.29 g/t

Vault

1.36 g/t

Over the course of the feasibility study, process and G&A costs have risen from $21.22/t processed to $23.39/t processed, gold prices have risen and the Canadian dollar has appreciated.  At the time of reporting, gold was trading at US$434/oz and the Canadian dollar at 0.806.  This has had the effect of changing the marginal cutoff to the following:

Portage

1.45 g/t

Goose

1.42 g/t

Vault

1.50 g/t

In all cases the marginal cutoff grade calculated by economics has fallen below that utilized for the study.  AMEC believe utilizing the cutoff grades of 1.5 for Portage and Goose and 1.75 for Vault has provided a margin of safety for the grade cutoff selected.

For the current mining rate and projected geological conditions, AMEC believe that the dilution and mining recovery are reasonable.  AMEC believe that with further geological information and with any revision in the mining rates the dilution should be re-estimated.

Waste material was categorized into seven different zones based on the rock types defined within the geological model.  Inferred material within the pit has been treated as waste.  Table 19-4 outlines the material types defined within the pit model, after dilution has been considered.

Table 19-4: Waste Quantities and Type (t x 000)

	Portage
Waste Type	One	Two	Three	Four	Goose	Vault	Total
Mafic	13,781	4,453	4,317	1,590	17,768	-	41,908
Intermediate Volcanics	2214	115	454	270	9,494	-	12,546
Interbedded Volcanics	0.3	0	997	55	-	-	1,053
Banded Iron Formation	16974	1,774	9,415	2,028	3,956	-	34,146
Quartzite	22	0.0	872	34	2,523	-	3,451
Background IV	8,794	491	1,665	866	-	-	11,816
Unclassified Volcanics	-	-	-	-	-	68,734	68,734
Total Rock Waste	41,785	6,832	17,721	4,843	33,740	68,734	173,127
Overburden	3,601	0	3,131	57	3,045	0	9,834
Total	45,386	6,832	20,852	4,899	37,014	68,734	184,740

19.2.1

Mining Equipment

The mine production forecast and general logistical considerations were the driving forces behind fleet selection.  Emphasis was placed on equipment with the ability to selectively mine the ore, flexibility to react quickly to changing conditions during mining operations, and the ability to work around narrow mining headings.

Pre-production mining will have one main priority, development of sufficient waste to complete the site construction.  The pioneering work will be done by an owner-operated fleet.  The required equipment fleet for the mine production period, from Years 1 to 9, is listed in Table 1-9.

Table 19-5: Production Equipment Fleet Requirements

Years	-2	-1	1	2	3	4	5	6	7	8	9*
152 mm (6”) Blasthole drill	1	2	4	4	4	4	4	4	4	3	2
Tank drill	-	-	1	1	1	1	1	1	1	1	1
11.0 m3 hydraulic front-shovel	-	-	2	2	2	2	2	2	1	1	1
11.0 m3 front loader	1	1	2	2	2	2	2	2	2	2	2
6.0 m3 backhoe	-	-	2	2	2	2	2	2	1	1	1
150 t haulage truck	4	4	14	14	14	14	11	11	11	8	2
Water truck	-	-	1	1	1	1	1	1	1	1	1
230 kW track dozer	4	4	4	4	4	4	4	4	4	4	4
160 kW motor grader	2	2	2	2	2	2	2	2	2	2	2
2 m3 backhoe	-	1	1	1	1	1	1	1	1	1	1

*Year 9 is a partial year.

The initial ancillary equipment fleet required for mining is shown in Table 1-10.

Table 19-6: Ancillary Equipment Fleet

Number	Description	Capacity
1	Fuel/lube truck	n/a
1	Mechanics’ truck	n/a
1	Welding truck	n/a
1	Blasting loader	n/a
1	Blasters’ truck	n/a
1	Utility loader and tire manipulator	n/a
1	Rough terrain mobile crane	55 t
3	Lighting plant	n/a
1	Flat-deck truck	n/a
1	Crew bus	40+ person
6	Pickup truck	¾ t

Overall, the trucks and loaders are slightly mismatched, with the loaders being smaller than optimum loading would suggest.  This mismatch has been done for four purposes.

    Utilization of the smaller loading equipment, allows for better manoverability around small gold bearing lenses.
    Utilization of the larger trucks will bring down the associated manpower on site.
    Utilization of the larger trucks allows for increased overall tonnage per load, hence reducing the number of trucks required.
    Utilization of the smaller loader brings down the loading capital required of the project.

AMEC believe that for northern locations, effort had been undertaken to minimize the number of personnel on-site.  Because of the large costs with camp operations AMEC agree with this decision.

19.3

Infrastructure

19.3.1

Meadowbank Site

Meadowbank’s location will require special cold climate design considerations.  The primary implications of the arctic climate will be manifested in the design of the buildings (notably insulation and special foundation requirements), use of heated utilidors to connect the buildings, and extreme space heating requirements.

The relatively shallow depth of bedrock at the plant site, about 2 m below the ground surface, allows most building and heavy equipment foundations to bear directly on the bedrock without the need for piles or extensive structural fill.  For concrete foundations, previous experience has determined that bedrock in Arctic climates when excavated tends to shatter and fracture leaving irregular surfaces.  To allow heavy equipment and building foundations to bear directly on this rock, allowances have to be made for pouring lean concrete and using rock dowels to stabilize foundations.

Based on the seismic hazard assessment provided by Pacific Geoscience Centre for this site, the proposed development is located within Seismic Zone 0 of the current National Building Code, which is negligible seismic risk.

A single mill-service complex structure is proposed, which will realize benefits in both capital and operating (heating) costs.  The powerhouse is separated from the mill-service complex and connected via a heated utilidor.  This reduces the need for sound attenuation measures and firewalls.  The mine truck service shop is also separated from the mill-service complex in order to be closer to the pits.

The power station will be a diesel fuelled generation facility based on multiple medium speed reciprocating engines, housed in a powerhouse, complete with heat recovery and all auxiliary equipment.  The power output is rated to meet the process plant, ancillary support loads, and the camp requirements.  An additional installed spare unit will be provided to allow any one unit to be on standby or out of service for maintenance or repair.

Space heating requirements will be met through recovery of waste heat from the diesel engines driving the generators.  Auxiliary glycol/water heating boilers will also be provided for extreme conditions heating requirements and emergencies.  Other climate-driven features include heat tracing of fuel, water, and tailings lines.

The airstrip is located to the northwest of the mill site facilities and aligned roughly parallel to the prevailing wind direction.  With the current alignment, a 1,100 m strip can be built without impacting Third Portage Lake.

Fuel tanks will be situated in a lined bermed area in the southeast corner of the plant site area; convenient to mining operations and plant facilities.  The site is on a topographic high and bedrock is close to the surface.  The liner will extend up the inside slope of the perimeter berm.  The bermed volume will exceed the capacity of the largest fuel storage tank by 10%.

Fresh water will be pumped approximately 1 km from Third Portage Lake to the plant site through heat traced and insulated lines.  The pump station will be barge mounted and designed to ensure the pump intake remains ice-free.  The pumps will discharge through a 250 mm diameter insulated and heat traced HDPE pipe to a 730 m3 capacity insulated main storage tank located at the plant site.  This tank will provide both fire and fresh water storage.  The firewater reserve will be 340 m3, suitable for 1.5 h supply at 225 m3/h.  The fresh and firewater pumps are located inside the process building, adjacent to the freshwater/fire water tank.

The sewage treatment facilities will be provided as part of the accommodation complex and housed in a modular structure adjacent to the camp.  Sewage will be collected initially from the accommodation complex during construction, and during operations, from the office area and change room facilities.  Grease traps will be provided to handle the flow from the kitchen and shop sewers.  The plant will be sized for an on-site construction workforce of 350 persons, while average operations use will be around 200 people and designed to meet Nunavut discharge requirements.

The layout of the plant site facilities and of the mining areas is provided in Figure 19-2.

Figure 19-2: Overall Site Layout

WALLY LAKE
VAULT PIT
VAULT WASTE DUMP
PHASER LAKE
POWER LINE
TURN LAKE
SECOND PORTAGE LAKE
EAST DIKE
GOOSE ISLAND PIT
PORTAGE PIT
GOOSE ISLAND DIKE
PORTAGE/GOOSE ISLAND WASTE DUMP
STORM WATER DIKE
ATTENUATION POND
DEWATERING BARGE
PLANT SITE
THIRD PORTAGE LAKE
FOR FEASIBILITY STUDY
MARCH 16 2005
amec
CUMBERLAND RESOURCES LTD.
MEADOWBANK PROJECT
OVERALL SITE
PLAN
FIGURE 1-2

19.3.2

Baker Lake Facilities

Supplies for construction and operations will be marshalled in Baker Lake before being moved to site over the all season road.  The marshalling facility will receive supplies during the shipping season from late July until early October.  The supplies will be consolidated and sorted, then moved to site.

The marshalling facility will be located about 2 km east of the community.  It will consist of a barge unloading ramp and adjacent storage and marshalling area, a fuel storage facility, a storage compound for explosives and interconnecting roads.  A total storage area of approximately 90,000 m2 will be provided.  The entire facility will be fenced.

The facility will have an office trailer and a small shop for servicing the freight trucks and trailers that haul material and fuel to site.  Power will be supplied from portable generators and yard lighting will be provided by portable, diesel powered light towers.

19.4

Tailings Management

The proposed tailings impoundment system will be required to contain approximately 22 Mt of tailings within the de-watered northwest arm of Second Portage Lake.  The tailings will be produced by milling of the ore obtained from mining of the Portage, Goose Island, and Vault Pits over a period of over eight years.

Due to uncertainty about whether the in situ foundation material will perform adequately as a seepage control barrier, two dike design cross-sections were initially considered in the seepage analyses, a ‘Full Cutoff’ (conservative) design, and a ‘Partial Cutoff’ design.  The Full Cutoff design assumes that the foundation material will be permeable and that a cutoff trench and grout curtain will be required.  The Partial Cutoff design assumes that the foundation material is of sufficiently low permeability to control seepage.  Therefore, neither the till cutoff nor the grout curtain would be required, and only a nominal key-in trench for the till core would be constructed.  Physical and thermal stability and seepage analyses were carried out for the proposed dike sections.

A third design alternative referred to as the ‘optimized section’ is a modification of the ‘Partial Cutoff’ design consisting of an upstream compacted till cutoff overlying a rockfill embankment structure.  The design was considered as part of an evaluation of cost reduction options for the proposed dike.  In this case, the assumptions for the foundation till materials for the ‘Partial Cutoff’ design were assumed, and only a shallow key-in at the toe of the upstream face is included in the section.

The optimized dike section is considered feasible and was selected for the feasibility study design.  The optimized design section recognizes that the current mine plan is such that mining in the area downstream of the dike will not occur until after about Year 3.  At approximately Year 3, the tailings reclaim pond will be some 300 m from the face of the dike.  Consequently, the deposited tailings will act as an upstream seepage blanket.  Detailed thermal and physical stability and seepage analyses will need to be completed for this alternative during detailed engineering design studies.  It should be noted that final design will depend on the actual in-situ foundation conditions that are encountered once the lake has been de-watered.

The tailings dike will be constructed in dry conditions, after drawing down the water in the northwest arm of Second Portage Lake by approximately 28 m.  The dike will be constructed in two stages: Stage 1 will be constructed in Years -2 and -1 of the mine life to a crest elevation of 120 masl.  Subsequently, by Year 2 the dike will be constructed to a crest elevation of 139.6 m, followed by a raise in Year 5 to a crest elevation of 144 m, as required.

Based on current materials balance calculations, sufficient quantities of suitable rockfill and till borrow materials can be made available from pre-mining and starter pit mining activities for the Stage 1 construction.  Construction materials for the Stage 2 raise will be available from ongoing mining activities.

Slope stability analyses carried out for the ‘Full Cutoff’ and ‘Partial Cutoff’ design sections indicate that the dike will be stable under static and pseudostatic load conditions, in the short-term and long-term cases, for frozen, partially frozen, or unfrozen conditions.

During operation of the mine, the dike will need to control seepage from the tailings impoundment area toward the west wall of the Portage Pit both through, and beneath the dike structure.  Current mine planning indicates that the north portion of Portage Pit, closest to the proposed tailings dike, will be mined after about Year 3.

The seepage modelling indicates that the maximum seepage expected to reach the west wall of the Portage Pit, due to the effects of the tailings pond, will be for:

    Full Cutoff design = approximately 30 L/s
    Partial Cutoff design = approximately 30 L/s
    Partial Cutoff design with upstream tailings seepage blanket = approximately 70 L/s (assuming the foundation till is permeable, as for Full Cutoff design).

The design concept for the tailings storage facility involves the control of the acid generating potential and metal leaching potential of the tailings through the promotion of partial freezing of the tailings as they are deposited during operations, and complete freezing of the tailings during post closure.  At the end of the mine life, the northwest arm of Second Portage Lake will be filled to above the existing lake surface with tailings.  During closure, portions of the pit dewatering dykes will be removed to allow water from the surrounding lakes to flood the pits.  This will result in the lake coming in contact with the tailings dike, and potentially acting as a heat source on the dike face.  Consequently, a key aspect to the success of the frozen tailings concept will be the ability to maintain the core of the dike in a frozen state, similar in concept to a natural shoreline.

Both steady state and transient thermal modeling for the post-closure, based on the ‘Full Cutoff’ dike section, indicate that the dike will remain frozen with the lake against its outside face.  The transient thermal analyses included an allowance for climate change over the 100 years following closure of the tailings impoundment.

19.5

Site Access and Transportation

The bulk of material required for construction and operations of the Meadowbank Project will be barged to Baker Lake during the summer shipping season.  This will require the construction of a new barge landing facility and storage yard at Baker Lake.  From Baker Lake, the materials will be transported along a conventional all season road to the Meadowbank site.  While a simple airstrip is provided at the mine site, it is expected that any major airfreight required for the mine will land at Baker Lake and be transported to site along the road.

The transportation requirements for the Meadowbank Project include transportation of construction materials to Baker Lake and the annual re-supply of mine consumables to Baker Lake.  Estimates of materials weight and fuel consumption were prepared by Merit for construction and by AMEC for operating supplies.  Table 1-12 summarizes the estimated amount of materials to be transported during construction and operations.  Note that Year -3 and Year -2 are for construction and Year -1 to Year 8 are for operations, as the supplies must be shipped to Baker Lake the year before they are required, due to summer only access.

Table 19-7: Estimated Annual Shipping Amounts

Year	Materials (t)	Fuel (L)
-3	7,000	10,000,000
-2	21,000	12,500,000
-1	30,000	41,866,000
1	31,000	42,618,000
2	29,000	40,703,000
3	30,000	41,052,000
4	30,000	38,626,000
5	28,000	38,477,000
6	26,000	37,745,000
7	19,000	37,718,000
8	5,000	9,449,000

19.5.1

Supply to Baker Lake

Baker Lake is a fresh water lake, approximately 80 km long and 25 km wide and is fed by several rivers, the largest being the Thelon River.  Baker Lake drains to the east through the Chesterfield Narrows, which empties into Chesterfield Inlet.

Chesterfield Inlet is a salt-water tidal corridor, 200 km long, joining Hudson Bay with Baker Lake.  The small hamlet of Chesterfield Inlet is located in a bay named Chesterfield Anchorage on the south side of the entrance of the inlet.

In Hudson Bay, the Port of Churchill has rail access to the south where it connects to other major roads and rail lines at Thompson and The Pas.  Further to the south in James Bay, a barge terminal at Moosonee, ON, connects with the Ontario Northland Railway to Cochrane, Timmins, and North Bay.  The Quebec community of Wemindji on the East coast of James Bay has a barge slipway with gravel road access to Matagami and onward to Montreal, Ottawa, or North Bay.

The deep-sea-shipping route to Baker Lake from major east coast Canadian ports is northwest along the Labrador Coast, through the Labrador Sea.  The route passes through the Hudson Strait, between northern Quebec and Baffin Island.  Vessels enter Hudson Bay as they pass west of Cape Wolstenholm, which is 110 km west of Deception Bay.  Vessels can then pass to the west shore of Hudson Bay, going either south around Coats Island or north between Coats Island and Southampton Island.

The major navigation considerations for this project are the length of the open-water shipping window and navigation into Chesterfield Inlet.

It is feasible for a deep-sea vessel in the 20,000 to 30,000 DWT range to enter Chesterfield Inlet to a point near Schooner Harbour, 7 km east of Chesterfield Narrows and Baker Lake.  Water depths in the main channel exceed 20 m to this point, with minimum channel width exceeding 400 m.  West of Schooner Harbour is Chesterfield Narrows, with a low tide depth of only 3 m.  Deep-sea vessels do not normally operate in Chesterfield Inlet, and most traffic consists of shallow-draft tug and barge operations and small vessels.

Budget quotes for transportation from Southern Canada to Baker Lake were solicited from established regional marine transport contractors.  For the purposes of this study, the freight rates selected for transportation of dry goods to Baker Lake was $275.58/t for construction and for operations.  The fuel transport rates used were $0.13/L for construction and $0.10 for operations.  The pricing is based on shipping supplies from Montreal, Quebec.

19.5.2

Baker Lake to Site

Transportation of goods from Baker Lake to site is a significant cost.  During the exploration phase commencing in 1995 and continuing to this date, freight is received in Baker Lake during the summer shipping season.  The freight and fuel is then stored until the lake ice has developed sufficiently to permit transport by a Foremost Delta 3, beginning approximately mid-January and ending approximately mid-May.  The ice trail to Meadowbank is unmarked, to minimize the environmental impact, and is not traveled during whiteout conditions.  This results in a haul period of approximately 90 days.

The construction of a conventional access road to the property would extend the access season while reducing the freight cost of fuel and materials substantially.  It also reduces the site infrastructure required with reduced fuel storage and a smaller airstrip.  In addition, conventional road access would benefit the local community by providing opportunities for transportation, lodging, freighting and marshalling services with the community.  Baker Lake would also provide primary airport services for the mine.  It is likely that enhanced access to the Whitehills Lake area would assist in the development of ecotourism, including the development of hunting and fishing lodges.  It would also reduce environmental damage by providing a defined access route thereby minimizing the random route selection by local ATV’s currently in practice.

Cumberland has conducted a preliminary assessment of road routes.  Two potential routes were examined using aerial photographs and topographical maps.  An assessment of the water crossings on each route was made and measurements of stream flow have been recorded at the spring high flow period and the fall low flow period.  The routes selected attempted to locate the roadway on the windward side of hills or crest of hills to minimize snow accumulation and minimize the number of water crossings.  Both routes would be acceptable and Cumberland will conduct further investigations prior to finalizing the route.

The road would have a travel surface of 10 m and an average height above the existing ground of 0.8 m, with gentle side slopes so not to impede the movement of wildlife.  The road surface would be 3" minus material, either pit run granular or quarried and crushed product.  The roadway would accommodate mine production size equipment as well as conventional tractor-trailer haul units on a single lane basis.  Transport equipment would be radio controlled and passing would be at the established pullout locations.

Mine production equipment would be used for construction of the access road.  On arrival in Baker Lake on the summer barge, the equipment would be assembled and immediately commence road construction.  The road would be advanced from both Baker Lake and Meadowbank simultaneously by using the current complement of construction equipment already staged at Meadowbank.

19.6

Environmental and Socio-economic Impacts

A Draft Environmental Impact Statement (DEIS) has been submitted in accordance with the Nunavut Impact Review Board’s (NIRB) requirements for proposed mine developments established by Part 5 of the Nunavut Land Claims Agreement.  Cumberland has written this Draft Environmental Impact Statement based on guidelines issued by the Nunavut Impact Review Board.  The objective of the EIS and its supporting documents is to provide a detailed description of the proposed project, current physical, biological and socio-economic conditions, potential impacts, mitigation and management strategies, and long-term monitoring plans.  The lead authorizing agency, NIRB, will facilitate a comprehensive review of the documents and determine whether additional information is required for the Final Environmental Impact Statement.

Cumberland began conducting extensive studies in the project area in 1996 in preparation for the environmental assessment process.  These studies examined geology, ARD, climate, terrain and soils, fisheries, hydrology, vegetation, and wildlife, and traditional knowledge and land use.  The information gathered during these baseline studies has been integrated into current project design.

Overall, the proposed development is projected to have a negligible impact on the existing environment in a regional context, and a low to moderate impact on a local or site-specific context.  The majority of the project impacts on the environment will be mitigated through project design or by following an effective Environmental Management System (EMS).

The Kivalliq Region, one of three administrative regions in Nunavut, had an estimated population of over 7,500 people in 2001.  The population is spread among seven communities, with Rankin Inlet being the largest (over 2,200 people) and Whale Cove the smallest (less than 350 people).  Baker Lake, with an estimated population of over 1,500 in 2001, is the only inland Kivalliq Region community.

In an economy that is predominantly based on government services, there is little opportunity for a growing labour force with constrained educational achievement.  Unemployment levels are very high compared to the rest of Canada.  The challenges to community health and wellness are large.  Poor employment prospects have translated into a recent decline in family incomes, which in Baker Lake are substantially lower than in the region and the territory.  During the project life, approximately 350 direct jobs will be created through construction (2 years), and approximately 200 jobs through operations (8 plus years), translating into possible direct project wages paid to people in Baker Lake and the rest of the Kivalliq Region of over $3 million annually.

Cumberland has made it a priority to keep the community informed of project advancements or setbacks and to create constructive dialogue between all parties.  Consequently, numerous mine elements have been planned based on community input. This practice of information sharing will continue and will provide a framework for addressing future opportunities and concerns.  Cumberland has opened an office in Baker Lake and has appointed a full-time community liaison representative.

19.7

Abandonment and Restoration

Key issues to successful completion of the abandonment and restoration plan are related to physical and chemical concerns.  The physical concerns include open pits, buildings, site infrastructure, and waste materials.  The chemical concerns include successful management of clean and contact water bodies resulting from mine operations and management planning for potential spills of contaminated waters, tailings and hazardous material.

More than 4 km of dewatering dykes will be constructed and maintained to enable open pit mine operations to proceed beneath the lakes.  Mine waste rock from the open pits not used for mine development purposes will be stockpiled in the Portage and Vault waste rock storage facilities, or back into the pits, while tailings from the process operations will be deposited by pipeline in the tailings impoundment.

The waste storage facilities will be progressively closed during mine operations.  A dry cover of non-acid generating ultramafic rockfill will be placed over the Portage waste rock pile as required, and over the tailings impoundment facility to confine the permafrost active layer within relatively inert materials.  The Vault waste rock pile is not expected to require a cover.  Monitoring, inspection and maintenance activities will be carried out during mine operations to progressively modify the abandonment and restoration plan according to the monitoring and assessment results.

All surface buildings and infrastructure will require abandonment and restoration measures upon completion of mine operations.  The plant required for processing approximately 7,500 t/d of ore, including primary crusher, ore storage, mill complex, site services and power plant, will be dismantled and removed off-site as salvage materials or disposed in the open pits and or waste storage areas.  Other surface facilities include a camp complex, ancillary shop, warehousing and office facilities, mine site tank farm and a number of dry storage facilities, will be dismantled and disposed on site.  All infrastructure that may be required for mine operations including the airstrip, roads, plant site, storage pads, quarries and granular borrow areas if present will be re-contoured and or surface treated according to site specific conditions to minimize erosion from surface runoff and wind blown dust and enhance the development site area for wildlife habitat.

The site water management plan proposes diversions to avoid the contact of clean runoff water with areas affected by the mine or mining activities.  Contact water originating from mine-affected areas will be intercepted, collected, treated as necessary and conveyed to central storage facilities and decanted to receiving lakes.  Portions of the dewatered Vault Lake and Second Portage Arm will serve as the central water attenuation storage facilities.

The water management facilities, including the dewatering dykes, attenuation ponds, water collection systems and treatment plants, will be required to remain in place until mine closure activities are completed and monitoring results demonstrate that the water quality conditions are acceptable for discharge of all contact water to the environment without further treatment.  Access to open pits will be secured by placement of rock berms around the pit perimeters prior to flooding to minimize hazards to human and wildlife.  The tailings attenuation pond and sumps will be drained and treated to minimize erosion from surface runoff and wind blown dust.  The dewater dykes will be breached after pit flooding is successfully completed.

Monitoring and maintenance programs will be implemented during the closure and post-closure phases of the mine life to prevent environmental degradation and measure the performance of the abandonment and restoration procedures.  The data collected through post-closure monitoring will allow the planned procedure and activities to be adjusted and or modified as necessary to ensure optimal environmental protection.  The monitoring and maintenance programs will include but not be limited to the following items for consideration:

    Environmental management: Cumberland will design and implement an Environmental Management System (EMS).  The EMS will utilize training, environmental monitoring, audits, inspections and other tools to measure and manage actual environmental performance against established objectives.  The monitoring program will consider regulatory compliance, project-related regional socio- economic and environmental effects and identify circumstances under which additional mitigation should be undertaken if impact predictions were incorrect or impacts were underestimated.
    Aquatic effect monitoring: Cumberland will design and implement an Aquatic Effect Monitoring Program (AEMP) for both biological and water chemistry sampling.
    Water quality monitoring: Cumberland will continue with the water quality monitoring program at current sampling stations and frequencies.
    Environmental monitoring during operational period:  Cumberland will continue to develop the AEMP through consultation with regulators and communities on the elements and design specifications.
    Environmental monitoring during abandonment and restoration period:  Adaptive management will be used to refine the operational AEMP during the 9-year mine life.  The program will be refined to focus monitoring programs on key issues during abandonment and restoration.  The amount of environmental monitoring and maintenance is expected to decline once the project facilities have been fully decommissioned and the mine development area restored to the endpoints agreed upon in the water licence.  In meeting the endpoints, the restoration activities will have met the objectives of preventing degradation of the receiving environment and demonstrating that the restored site is not, and will not in future, adversely affect the water and land resources in the project area.
    Post-closure monitoring:  Abandonment and restoration of the project facilities is expected to be completed by the end of the fifth year after the end of mining and processing.  The project will then enter the post-closure phase.  There will be no full-time human presence at the site during this time and environmental monitoring would be carried out on a less frequent basis, most likely during short site visits of generally one day’s duration.  The level of monitoring required will be a function of environmental performance at the site and is expected to reduce in sub-stages over an agreed period of time.
    Post-closure revegetation considerations:  The predevelopment terrain contains continuous vegetation cover interspersed with bedrock outcroppings and continuously aggrading surfaces.  The vegetation includes lichens, mosses, shrubs, heaths, grasses, and sedges.  The restoration plan will be designed to encourage a natural succession of indigenous plant species within disturbed site areas.  Where appropriate, grading and contouring will be carried out to control soil stability and promote revegetation.  Where rock slopes or other site features preclude revegetation, a layer of capping rock will be employed to ensure long-term stability.

19.8

Project Execution Plan

A project group will be established by Cumberland to undertake the execution of the Meadowbank Gold Project.  It will be comprised of Cumberland’s team working with outside specialist consultants to undertake the engineering, procurement and construction management, as well as much of the pre-production work.  The proposed organization chart is shown as Figure 19-3.

The overall project capital program will take about 30 months from the scheduled project approval date to engineer and construct the facilities to Mechanical Completion when pre-operations can start.

After acceptance of the feasibility study and the associated trade-offs, Cumberland will select the engineering and procurement teams to undertake the design of the material handling, process plant facilities, tailings facility, mining, and infrastructure work.

The Project will be engineered to Canadian standards and regulations.  Measurement will be made in metric units for worldwide procurement.

Figure 19-3: Project Organization Chart

CUMBERLAND RESOURCES
Project Manager
Cumberland Representative
Process Plant Engineering
Infrastructure Engineering
Power
Roads
Bridges
Port
Geotechnical Consultant
Construction Management
Trade-off Study Input
Constructability Reviews
Bid Document Preparation
Project Schedule
Project Cost System
Construction Management
Field Engineering
Mine Planning
Environmental
Water
Waste
Reclamation
Construction Monitoring
Engineering Disciplines
Mine Planning
Metallurgical
Concrete
Structural
Mechanical
Piping
Structural
Electrical
Instrumentation
Material Handling
Capital Equipment Procurement
Prepare and Issue RFQ
RFQ quote analysis
Purchase Orders
Expediting

CUMBERLAND RESOURCES LTD.
MEADOWBANK PROJECT

Project Organization Chart

Figure 1-8

Merit Consultants International Inc.

The engineering contractor’s purchasing group will provide procurement of capital equipment, expediting, and inspection of all equipment if needed.  The construction management contractor’s group will organize purchases of bulk materials such as pipe, cable, and cable tray.  Orders will be placed with qualified suppliers based on quality, price, and delivery.

Most equipment and materials will likely be procured from sources within North America.  Cumberland will purchase as much of the capital equipment and materials as possible rather than leave it to the contractors.  Engineering and construction management expediters will maintain contact with all suppliers to maximize their performance.  The use of third party inspection and expediting services will be used where appropriate to minimise the cost of expediting and inspection.

It is currently anticipated that incoming freight during construction and operations will come through the port at Montreal, Quebec.  However, that may change depending on the efficiency and costs associated with using Winnipeg, MN, as a central collection point and shipping the freight through Churchill, MN and on to Baker Lake via Tug and Barge.

The construction management group will be responsible for the management of all field operations.  The Construction Manager will be responsible to Cumberland to effectively plan, organise, and manage the construction to meet quality, safety, budget, and schedule objectives.

Construction will done by open shop contractors, working 10 to 12 hour days, 7 days a week, three weeks in and one week out.

A top-down commitment to safety will be made and communicated to everyone associated with the project.  Cumberland will develop and issue a project safety program based on its own policies and standards and Nunavut government regulations.

Construction contracts will require contractors to submit written safety action plans that conform to the project safety program or provide a written commitment to adhere to Cumberland’s safety program.  Each contractor will be responsible for administration of its own safety program, and will be required to designate a management-level person who will be personally responsible to carry out the safety program.  Key elements of the program include new employee orientation and weekly safety meetings.

Workers will be provided a safe place to work.  Proper inspection, guidance, and strict adherence to safety policy will ensure that safe working conditions are maintained.

The project schedule has an estimated overall project duration of 30 months from the start of the detailed engineering to the completion of the processing plant ready for the dry runs of ore.  For the Meadowbank Project, the critical path runs through the project financing, approval to proceed, the infrastructure development and the mill mechanical/electrical, as well as pre-development work in the open pit.

Engineering for the plant can proceed immediately upon the completion of project financing/approval to proceed.  Procurement of major capital equipment will be done at this time also.

The key activities to commence plant operation are the procurement and delivery of major capital components, such as the crusher, mills, electrical equipment, and mine equipment.  The key milestones to complete the project are summarized in Table 19-8.

Table 19-8: Key Milestones for Meadowbank

Description	Month #
Project Approval	0
Temporary camp on site and setup	4
Commence construction of all-weather road	7
Complete construction of all-weather road	13
Commence pre-production mining	12
Mobilize for general plant construction	18
Mill Building complete	22
Thickeners complete	24
Crusher facilities complete	25
Mechanical completion of mill	28

19.9

Capital Costs

Merit prepared a Bankable Feasibility Study level capital cost estimate that is considered by Merit to be within a 10% accuracy of actual costs.

The total estimated cost to design and build the facilities described in this report is Cdn$302,060,000, see Table 19-9.  All costs are expressed in fourth quarter 2004 Canadian dollars, with no allowance for escalation, interest during construction or taxes (except for fuel) and duties.

The estimate covers the direct field costs of executing this project, plus the indirect costs associated with design, procurement, and construction efforts.

Table 19-9: Summary of Capital Costs by Area, Cdn$

Area	Cost ($x000)
Direct Costs
Mining	29,953
Process	73,400
Tailings	3,437
Ancillaries	26,266
Mine Site Infrastructure	48,320
Baker Lake Facilities	9,175
Total Direct Costs	190,551
Indirect Costs
Owner’s Costs	8,234
Project Indirects	74,982
Total Indirect Costs	83,216
Subtotal	273,767
Contingency	28,293
Total Project	302,060

AMEC have completed a parallel capital cost for the project.  This capital cost estimate is approximately 14% higher than the capital costs completed by Merit.  General differences in the capital estimates are within the anticipated labour costs and the contigencies.  AMEC believe that these two capital estimates are within the level of accuracy of a feasibility study.  AMEC have also examined the financial model utilizing AMEC’s capital estimate and have found that the IRR is still positive.

Sustaining capital costs are costs, which at the time the estimate is prepared, are known to be required for sustainable production from the operation.  Sustaining costs are not intended to cover future modifications or developments.  Sustaining costs were developed for areas listed in Table 14-1.  These sustaining costs were incorporated in the financial model.

Table 19-10: Sustaining Costs, (Cdn$ x ‘000)

Item	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Total
Mining	11,041	9,699	11,778	8,442	3,836	498	500	500	251	46,545
Tailings		2,749			1,396					4,145
Vault Development				4,208	1,083	145				5,436

Total	11,041	12,448	11,778	12,650	6,315	643	500	500	251	56,126

Sustaining costs in the mine will cover equipment lease payments, fleet replacement, pit dewatering and construction of the Goose Island dikes.  Tailings sustaining costs are required to raise the elevation of the tailings dam.

AMEC believe that the sustaining costs are reasonable estimates for the envisioned project.

AMEC believe that currently there are large cost pressures on labour and consumables.  AMEC believe periodic reviews be undertaken to determine the effects of these cost pressures on the overall project economics.

19.10

Operating Costs

Operating costs have been prepared in fourth quarter 2004 Canadian dollars, and exclude:

    contingency
    allowance for escalation
    sales tax or GST
    import duties.

The operating cost estimates have been assembled by area and component, based on estimated staffing levels, consumables and expenditures according to the mine plan and process design.  Labour rates were based on a labour survey conducted by Cumberland.  Process consumables consumptions were based on testwork and pricing based on budget quotations from suppliers.  Life-of-mine operating costs are shown in Table 19-10, and annual operating costs in Table 19-11.

Table 19-11: Operating Cost Life-of-Mine, Cdn$

	Labour	Expenses	Total Cost	$/t Mined	$/t Milled
Mine operations	92,949,000	162,483,000	255,432,000	1.29	11.67
Processing operations	55,698,000	210,944,000	266,642,000	1.34	12.18
Administration	25,518,000	219,912,000	245,430,000	1.24	11.21
Total	174,165,000	593,339,000	767,504,000	3.87	35.06

Table 19-12: Annual Operating Cost, Cdn$

Year	Mining	Processing	Admin	Total	$/t Mined	$/t Milled	$/oz Au
1	34,978,000	33,062,000	30,425,000	98,465,000	3.35	35.95	233.73
2	36,888,000	33,052,000	30,811,000	100,751,000	3.19	36.80	303.27
3	32,741,000	33,049,000	29,999,000	95,789,000	4.10	34.99	252.26
4	34,982,000	33,033,000	30,460,000	98,475,000	3.50	35.97	265.59
5	31,367,000	32,881,000	30,093,000	94,341,000	3.56	34.46	304.79
6	30,702,000	32,334,000	29,691,000	92,727,000	3.74	33.87	391.37
7	27,869,000	32,220,000	29,197,000	89,286,000	4.39	32.62	361.82
8	21,632,000	28,138,000	26,879,000	76,649,000	6.06	37.02	347.10
9	4,273,000	8,873,000	7,875,000	21,021,000	12.38	31.92	299.77
Total	255,432,000	266,642,000	245,430,000	767,504,000	3.87	35.06	296.54

AMEC believe that currently there are large cost pressures on labour and consumables.  AMEC believe periodic reviews be undertaken to determine the effects of these cost pressures on the overall project economics.

19.11

Financial Analysis

The Meadowbank Project was analyzed using a discounted cash flow approach assuming 100% equity in fourth quarter 2004 Canadian dollars.  Projections for annual revenues and costs are based on data developed for the mine, process plant, ancillary facilities, infrastructure, capital expenditures and operating costs as discussed elsewhere in this report.  Gold prices used in the analysis was US$400 and an exchange rate of Cdn$0.75 / US$1.00.  Estimated project cash flows were used to determine the after-tax net present value (NPV) and internal rate of return (IRR).

Results of the financial analysis indicate that the project has a potential after-tax internal rate of return of 10.7% and an after-tax net present value of $153.9 million and $61.6 million at a discount rate of 0% and 5% respectively.  On a pre-tax basis, the project has a potential internal rate of return of 14.3% and a net present value of $232.5 million and $111.9 million at a discount rate of 0% and 5% respectively.  Effects of changes to gold price, gold grade, exchange rate, capital cost, and operating cost were examined in a sensitivity analysis.  This analysis indicated that the project is more sensitive to changes in the gold price, gold grade, and the Canadian dollar exchange rate vs. the US dollar than either capital or operating costs and is more sensitive to operating costs than capital costs.  The project has a projected payback period of approximately four years.

The variation in NPV with discount rate is shown in Table 19-12.

Table 19-13: Variation in After-Tax NPV with Discount Rate, (Cdn$ M)

	0%	5%	8%	10%
NPV	153.9	61.6	25.0	6.1

Base case sensitivity analysis is summarized in Table 19-13, for the range of changes examined, from 80% to 120% of the base case; the project is most sensitive to gold price.

Results of the NPV (@ 0% and @ 5%) and internal rate of return for gold price, capital cost, operating cost and exchange rate (FX) are shown in Figures 19-4 to 19-6.

Table 19-14: Base Case After – Tax Sensitivity Analysis

Parameter	Variation (%)	Value	IRR (%)	NPV at 0% ($ M)	NPV at 5% ($ M)
Average Gold Price	-20	320	-3.8	-49.5	-86.6
(US$/oz)	-10	360	4.9	70.3	-0.6
	0	400	10.7	153.9	61.6
	10	440	16.0	236.0	120.9
	20	480	21.0	317.3	179.7
Exchange Rate	-20	0.60	23.3	356.9	208.0
(US$/Cdn$)	-10	0.68	16.5	244.9	127.4
	0	0.75	10.7	153.9	61.6
	10	0.82	5.5	77.5	5.0
	20	0.90	-0.4	-5.4	-55.3
Gold Grade	-20	3.15	-3.7	-49.0	-86.2
(g/t)	-10	3.54	5.0	70.4	-0.5
	0	3.93	10.7	153.9	61.6
	10	4.33	16.0	235.8	120.8
	20	4.72	20.9	317.0	179.4
Operating Cost	-20	28.05	16.4	245.8	127.1
($/t milled)	-10	31.55	13.6	200.3	94.7
	0	35.06	10.7	153.9	61.6
	10	38.57	7.6	106.7	27.6
	20	42.07	4.3	59.0	-7.8
Capital Cost	-20	238	16.3	188.8	98.0
($ M)	-10	268	13.2	171.4	79.8
	0	300	10.7	153.9	61.6
	10	328	8.6	136.0	42.8
	20	358	6.8	117.5	23.3

AMEC believe that with the current drop in the US dollar and the subsequent rise in the gold price and the Canadian dollar that these results should be analysed on an ongoing basis.

Figure 19-4: After-Tax NPV @ 0% Sensitivity

Figure 19-5: After-Tax NPV @ 5% Sensitivity

Figure 19-6: After-Tax IRR Sensitivity

20.0

CONCLUSIONS AND RECOMMENDATIONS

AMEC believe that the results of the study are positive for the project.  AMEC recommend that work continue with the environmental permitting prior to making a production decision.  Opportunities and recommendations for additional work to improve the project are discussed in the different sections of the report.  This section summarizes these items.

20.1.1

Geology and Resources

    Meadowbank is host to a wide variety of gold occurrences and deposit types.  Considerable exploration potential remains within the 25 km long greenstone belt hosting the Meadowbank gold deposits.  Over the last several years it has become apparent that at least two parallel mineralized gold trends exist on the property. The southern trend, called the Meadowbank trend and hosting the Portage and Vault deposits, has received the most exploration, but approximately 12 km of its identified 25 km length has yet to be explored by drilling. The northern trend, hosting the PDF deposit and other mineralized gold occurrences, is at a much earlier stage of exploration.
    Historically, exploration at Meadowbank has focussed on identifying near-surface open pit resources.  As such, most of the diamond drilling on the project has tested resource potential between surface and 180 m below surface.  Both the Vault deposit and the Goose Island deposit remain open at depth for potential resource expansion.  In both cases, the potential for underground mining from the bottom of final pit designs is considered good.
    The PDF deposit, located 10 km north of the Vault deposit, was considered outside the scope of the current feasibility study due to its relatively early stage in resource assessment.  However, exploration over the last several seasons has identified an inferred resource defined by 39 drill holes.  The deposit remains open at depth for expansion and with further exploration could be a significant contributor to the resources of the project.
    Numerous other gold occurrences exist within the Meadowbank trend and the PDF trend, which require exploration.

20.1.2

Mine Plan

    The final schedule includes 136,000 t of undiluted inferred material as waste in Portage and 345,000 t as waste in Goose Island that is above the currently used cutoff grade.  This material represents potential mill feed if the classification can be successfully upgraded.
    Golder’s review of AMEC’s final pit designs based on Golder’s slope design criteria indicates that, in general, the application of the slope design criteria has been followed.  Some inconsistencies in the application of the design criteria were noted by Golder, and recommendations to address these inconsistencies during the next phase of engineering were made.  It is understood that due to modeling methods and pit contouring interpolation errors, some variations between the modeled pit slope design geometry and the recommended pit slope design criteria can occur.
    AMEC believe that currently there are large cost pressures on labour and consumables.  AMEC believe periodic reviews be undertaken to determine the effects of these cost pressures on the overall project economics.

20.1.3

Metallurgy and Process Design

    If additional exploration increases the ore from the Vault area, consideration should be given to switching the process plant and the Portage area waste dumps.  This would locate the plant more equidistant between the Vault and Portage areas.  This will shorten the ore haul distance from Vault, and while increasing the ore haul from Portage and Goose, this would be more than offset by significantly reducing the much larger waste hauling from Portage and Goose.

20.1.4

Tailings Dike

    If the current plan for mining the northern portion of the Portage Pit after about Year 3 is maintained, it is recommended that the Optimized Design Section, consisting of an upstream compacted till cutoff section overlying a rockfill embankment structure, and an upstream tailings blanket, be used for cost estimation purposes, and a contingency be made for grouting discrete permeable features within the foundation.  The adoption of this design alternative to the ‘Full’ and ‘Partial’ tailings dike cutoff design could potentially minimize the initial construction capital costs for the dike, while also satisfying the short term and long term geotechnical, thermal, and compatibility with closure objectives for the Tailings Storage Facility.  The alternative assumes that the underlying foundation till materials will be of sufficiently low permeability so that under-seepage reaching the pit can be managed, and that excavation of the Portage Pit downstream of the toe of tailings dike will be after about Year 3 of operations, at which time the tailings reclaim pond is expected to be some 300 m west of the dike; consequently, it is expected that the tailings beach will also act as an additional barrier to seepage.
    While this alternative is considered technically feasible, the assumptions on which the Optimized Design Section are based will need to be confirmed, and additional geotechnical studies, including seepage and thermal performance, should be completed during the next phase of detailed engineering design.
    Further investigations of the foundation materials along the proposed dike alignment are recommended prior to construction.  These investigations would provide additional data for geotechnical design of the tailings dike, and would reduce uncertainty about the suitability of the existing foundation material as a seepage control barrier.

21.0

REFERENCES

AMEC, March 2005, Draft Feasibility Study.

Golder Associates Ltd.  Technical Memorandum on North Portage Pit Slope Design Criteria, 14 May 2004.

Golder Associates Ltd.  Technical Memorandum on Vault Pit Slope Design Criteria, 9 January 2004.

Golder Associates Ltd.  Technical Memorandum on Third Portage Pit Slope Design Criteria, 15 December 2003.

Golder Associates Ltd.  Technical Memorandum on Goose Island Pit Slope Design Criteria, 21 August 2003.